Exhibit 10.5

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL

ASSET PURCHASE AND SALE AGREEMENT

BETWEEN

Global Energy, Inc.,

Wabash River Energy Ltd.,

And

Gasification Engineering Corporation

AS SELLER

AND

ConocoPhillips Company

AS BUYER

DATED AS OF

JULY 30, 2003

CONFIDENTIAL

TABLE OF CONTENTS

		Page
ARTICLE 1 DEFINITIONS AND INTERPRETATIONS		1

1.1	Definitions.	1
1.2	Interpretations.	8

ARTICLE 2 SALE AND PURCHASE; DISCLAIMER OF WARRANTIES; PURCHASE PRICE; METHOD OF PAYMENT; LIMITED ASSUMPTION AND RETENTION OF LIABILITIES; E-GAS CONSORTIUM		9

2.1	Sale and Purchase	9
2.2	Disclaimer of Warranties.	9
2.3	Purchase Price.	10
2.4	Method of Payment.	13
2.5	Limited Assumption and Retention of Liabilities.	13
2.6	E-Gas Consortium.	14
2.7	Persons With Knowledge	15

ARTICLE 3 CLOSING		15

3.1	Place and Time.	15
3.2	Transactions and Deliveries at or Prior to Closing.	15

ARTICLE 4 EMPLOYMENT AND EMPLOYEE BENEFITS; CONSULTANTS		18

4.1	Employees in General.	18
4.2	Employment Matters.	18
4.3	Employment Data.	19
4.4	Waiver of Claims.	19
4.5	Liabilities and Indemnities.	19
4.6	Transition of Employees.	21
4.7	Consultants.	21

ARTICLE 5 SELLER’S REPRESENTATIONS AND WARRANTIES		21

5.1	Organization and Standing.	21
5.2	Authority and Binding Obligations	22
5.3	No Consent Required; Non-Contravention.	22
5.4	No Material Violation of Judgments or Orders.	23
5.5	No Material Default.	23
5.6	Litigation	23
5.7	Reserved	23
5.8	Condition of Assets.	23
5.9	Compliance with Laws.	24
5.10	Due Diligence	24
5.11	Taxes	24
5.12	Good and Marketable Title.	25
5.13	Intellectual Property.	25
5.14	Maintenance of Assets.	26

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5.15	Instruments in Full Force and Effect.	26
5.16	Sufficiency of the Assets.	26
5.17	Employee Benefit Matters.	26
5.18	Absence of Certain Business Practices.	27
5.19	Schedule 4.1 Employees Paid in Full.	27

ARTICLE 6 BUYER’S REPRESENTATIONS AND WARRANTIES		27

6.1	Organization and Standing	27
6.2	Authority and Binding Obligations	27
6.3	No Consent Required; Non-Contravention.	28
6.4	Litigation.	28
6.5	No Breach	28
6.6	Actions and Proceedings	29
6.7	Independent Decision	29

ARTICLE 7 CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE		29

7.1	Reserved	29
7.2	Deliveries	29
7.3	Required Consents and Authorizations	30
7.4	Taking of Assets	30
7.5	Adverse Change	30
7.6	Representations and Warranties True; Covenants and Agreements Performed.	30
7.7	Employees.	31
7.8	Schedules.	31
7.9	Professional Services Agreement.	31
7.10	Continued Operation of WREL.	31
7.11	Access and Use Agreement.	31
7.12	Reserved.	31
7.13	Employee Group Escrow Agreement.	31
7.14	Signed Declarations.	32

ARTICLE 8 CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE		32

8.1	Deliveries	32
8.2	Representations and Warranties True; Covenants and Agreements Performed.	33
8.3	Consents and Approvals of Antitrust Regulatory Authorities	33

ARTICLE 9 JOINT CONDITIONS PRECEDENT TO CLOSING OBLIGATIONS		33

9.1	Governmental Orders.	33
9.2	Litigation.	33
9.3	Related Agreements Finalized	34

ARTICLE 10 COVENANTS AND AGREEMENTS OF SELLER		34

10.1	Conduct of Business.	34
10.2	Access; Records.	34
10.3	Reserved.	35
10.4	Taxes	35
10.5	Seller’s Acts	35

CONFIDENTIAL

ARTICLE 11 COVENANTS AND AGREEMENTS OF BUYER		35

ARTICLE 12 COVENANTS OF BUYER AND SELLER		36

12.1	Reserved.	36
12.2	Collection of Amounts Owed to a Party.	36
12.3	Payment of Transfer Taxes; Recording Fees.	36
12.4	Payment of Certain Expenses Due and Payable After the Effective Time; Cooperation	36
12.5	Assets Not Assigned at Closing.	37
12.6	Relationship of the Parties.	38
12.7	Consents to Assignments.	39

ARTICLE 13 RESERVED		39

ARTICLE 14 INDEMNIFICATION; SURVIVAL		39

14.1	Indemnification	39
14.2	Notification and Third Party Claims	41
14.3	LIMITATION ON INDEMNIFICATION.	43
14.4	Coordination of Indemnification Rights.	44
14.5	Right to Cure.	45
14.6	Survival.	45

ARTICLE 15 DISPUTE RESOLUTION		45

15.1	Dispute Resolution	45
15.2	Place.	46
15.3	Arbitrators.	46
15.4	Statute of Limitations.	46
15.5	Discovery	46
15.6	Costs	47
15.7	Breach	47
15.8	Consent to Jurisdiction	47

ARTICLE 16 TECHNOLOGY TRANSFER		47

16.1	Export Control.	47
16.2	Sanctions.	47

ARTICLE 17 RISK OF LOSS		48

ARTICLE 18 COMMISSIONS AND FINDER’S FEES		48

ARTICLE 19 TERMINATION		48

19.1	Termination.	48
19.2	Effect of Termination.	49

ARTICLE 20 MISCELLANEOUS		49

20.1	Entire Agreement; Amendments.	49
20.2	Invalidity.	49
20.3	Effect of Waiver or Consent.	50
20.4	Limitation on Benefits of this Agreement.	50

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20.5	Notices.	50
20.6	Binding Effect.	51
20.7	Additional Actions and Documents.	51
20.8	Schedules.	51
20.9	Place of Transfer of Title and Possession.	52
20.10	Execution in Counterparts.	52
20.11	Choice of Law.	52
20.12	Publicity.	52
20.13	Confidentiality.	52
20.14	Costs and Expenses.	55
20.15	Assignment.	55
20.16	No Third Party Benefit.	55

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SCHEDULES

To Asset Purchase and Sale Agreement

Sale and Purchase

2.1(a)	Contracts

2.1(b)	Licenses

2.3(e)	Lima License

2.4	Method of Payment

2.7	Persons with Knowledge

Employees

4.1	Employees

Consultants

4.7	Consultants

Seller’s Representations and Warranties

5.3(a)	Consents, Waivers, Approvals, etc. Required for Seller to Enter into this Agreement or Related Agreements

5.3(b)	Any Agreements or Conditions Which Could Prevent or Materially Delay Seller from Consummating Transactions Contemplated by this Agreement or Performing its Obligations under this Agreement

5.4	Any Material Violation of Judgments or Orders

5.5	Any Material Defaults by Seller

5.6	Pending Litigation against Seller

5.8	Disclosed Conditions

5.9	Any Non-Compliance with Applicable Laws

5.11	Any Open Tax Liens

5.12(b)	Good and Marketable Title

5.13	Patented Technology Owned by Seller

5.13(a)	Any Alleged Patent Infringement

5.15	Instruments in Full Force and Effect

5.19	Representation that all Employees on Schedule 4.1 and Consultants on Schedule 4.7 have been paid in full.

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Buyer’s Representations and Warranties

6.3(a)	Consents, Approvals, etc. Required by Buyer for Execution and Performance of this Agreement

6.3(b)	Any Agreement or Condition that Could Prevent or Materially Delay Buyer from Consummating Transactions Contemplated or Performing Its Obligations Under this Agreement

6.5	Any Material Defaults by Buyer

EXHIBITS

A	Intellectual Property Assignment Agreement

B	Assignment, Assumption, Bill of Sale and Conveyance

C	Form of Assignment & Assumption Agreement

D	Confidential Information and Intellectual Property Agreement

E	Professional Services Agreement

F	Access and Use Agreement

G	Release of Lien for Ohio Document ID# 200125001442

H	Release of Lien for Ohio Document ID# 200233602914

I	Lima Scope of Work – Preliminary Process Design Package

J	Lima License Letter Revision

K	Wabash License Letter Revision

L	Confidentiality Agreement

CONFIDENTIAL

ASSET PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into as of the 30th day of July, 2003, by and between Global Energy, Inc. (“Global Energy”), an Ohio corporation, Gasification Engineering Corporation (“GEC”), a wholly-owned Global Energy, Inc. affiliate, an Ohio corporation and Wabash River Energy Ltd. (“WREL”), a wholly-owned Global Energy, Inc. affiliate, an Indiana corporation (Global Energy, GEC, and WREL are collectively and individually referred to as “Seller”), and ConocoPhillips Company, a Delaware corporation (“Buyer”). These entities are sometimes individually referred to as “Party” and are sometimes collectively referred to as “Parties.”

RECITALS:

Seller has certain technical information, including technology, know-how, patents, and certain rights and obligations, commonly known as the E-Gas Technology as hereinafter defined;

Seller desires to sell, and Buyer desires to purchase the assets and rights defined as “Assets” in this Agreement, pursuant to the terms and conditions contained in this Agreement.

Now, therefore, in consideration of the mutual agreements of the Parties contained in this Agreement, and subject to the terms and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATIONS

1.1	Definitions.

Terms which are defined in Sections other than Article 1 of this Agreement, shall have the meanings attributed to them where defined. As used in this Agreement, the following terms shall have the meanings set forth below, unless the context otherwise requires, and the meanings shall be equally applied to both the singular and plural forms of the terms defined:

“Accepting Employee” shall have the meaning set forth in Section 4.1 (a) and (b).

“Affiliate” shall, with respect to each of Seller and Buyer, mean any of its parents, subsidiaries, affiliates, or joint venturers, or any other Person directly or indirectly controlling, controlled by, or under common control with the Party.

CONFIDENTIAL

“Applicable Law” means any applicable statute, law, ordinance, rule or regulation.

“Assets” means the E-Gas Technology (herein defined), including all Intellectual Property (herein defined); Seller’s interest to the exclusive right to use all patents, know-how and other Intellectual Property used or held for use by Seller or its Affiliates in the WREL facility, including the patents, know-how and other intellectual property; all plans (including proposed and tentative plans, whether or not adopted), specifications and drawings (including Seller’s interest to use patents, know-how and other Intellectual Property related to such plans) related to the operation of WREL; Seller’s interest in certain agreements and contracts (including the Contracts and the Licenses (whether held by GEC, WREL, or Global Energy)), as listed in Schedules 2.1(a) and 2.1(b), and all intellectual property rights to the name “E-Gas”, “E-Gas Technology”, and any other related names and/or descriptions, whether trademarked or not. As to all drawings, files, records and other documents required to maintain and operate the WREL plant, WREL will retain ownership of all such drawings, files, records and other documents. Buyer acquires all Intellectual Property embodied in such drawings, files, records and other documents. Buyer will receive complete and accurate copies of all such drawings, files, records and other documents.

“Base Rate” shall mean the lesser of (i) the per annum rate of interest calculated on a daily basis using the 3-month Treasury Bill rate published in the Wall Street Journal for the applicable day (with the rate for any day for which such rate is not published being the rate most recently published) plus two hundred (200) basis points; and (ii) the maximum nonusurious rate of interest permitted by Applicable Law, such Base Rate to be adjusted automatically as and to the extent that either (i) or (ii) immediately above changes from time to time.

“Claim” shall have the meaning specified in Section 15.1.

“Claim Notice” shall have the meaning set forth in Section 14.2.

“Claiming Employee” shall have the meaning set forth in Section 4.5(a).

“Closing” means the executed acceptance of the purchase and sale contemplated hereunder.

“Closing Date” means the time and date established for the Closing pursuant to Section 3.1 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto, and the rules and regulations thereunder.

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“Compensation Claims” shall have the meaning set forth in Section 4.5(a).

“Consultant” shall mean those employees of Seller that, upon Closing, shall leave the employment of Seller and become an independent contractor to Buyer, pursuant to a consulting agreement to be entered into between Buyer and Consultant.

“Contracts” shall mean those contracts, licenses, and agreements listed on Schedules 2.1 (a) and 2.1(b).

“Damages” shall mean (a) any and all obligations, claims, losses, liabilities, damages (but excluding any indirect, special, consequential punitive or exemplary damages, other than such damages as may be awarded to a third party against an Indemnified Party), Taxes, penalties, fines, assessments, deficiencies, losses (excluding lost profits), Judgments, settlements, costs and reasonably incurred expenses, interest, bonding and appellate costs and attorneys’, accountants’, engineers’, consultants’ and investigators’ reasonable fees and disbursements, in each case after the application of any and all amounts actually recovered by the Indemnified Party under insurance contracts or similar arrangements (but excluding self-insurance arrangements and net of deductibles and increases in premiums or other increased costs of insurance relating to or arising out of such recoveries), and from third parties by the Person claiming indemnity and (b) interest on such aforesaid items consistent with the Applicable Law at (i) the Base Rate beginning thirty (30) days after the date on which the Indemnified Party makes a payment in respect of a claim or demand asserted by a third party against the Indemnified Party for which the Indemnified Party is entitled to indemnification hereunder or (ii) the Late Payment Rate beginning on the date a final and non-appealable judgment or award is entered in favor of the Indemnified Party.

“Deliverable Items” shall mean design manuals, operation manuals, blue prints, engineering studies, engineering reports, technical information, including know-how, and with respect to computer software, object code; source code; user operations and system documentation; system engineering and design information; and all associated data files and data bases to the extent such systems are used in or exist for the Assets and can be delivered by a Party (i.e., if software licenses are assignable); except that Deliverable Items does not include Excluded Assets set forth in Schedule 2.1.1(f).

“Disclosing Party” shall have the meaning set forth in Section 20.13(e).

“Effective Time” shall mean 12:01 A.M. Central Standard Time on the Closing Date.

CONFIDENTIAL

“E-Gas Consortium” shall mean a group of companies, of which Buyer is a participant, that may agree to work together to promote the Asset (E-Gas Technology).

“E-Gas Technology” shall mean a two-stage process originally developed by Dow Chemical Company and currently owned and controlled by Seller (and improvements thereon) for generating synthesis gas composed primarily of carbon monoxide and hydrogen synthesis gas by feeding particulate carbonaceous solids alone or in the presence of substantially thermal liquefiable or vaporizable carbonaceous materials and/or water, through one or more mixers, to be admixed with oxygen or an oxygen-containing gas and to be fed into an unpacked non-catalytic reaction zone where partial oxidation occurs, and treatment of the effluent thereof to remove contained solids and wherein such solids may or may not be returned to the reactor, as well as all Intellectual Property, the business of developing, marketing, and selling licenses for the Asset, and any other relevant information that are owned, in whole or in part, by Seller relating to any technology for gasification that as of the date of Closing, are owned, in whole or in part (but only to the extent of such part), by Seller. Said process shall include the recovery of heat and the removal of particulate matter. The term “carbonaceous solids” as used herein shall mean, coal, coke, lignite and other solids containing substantial amounts of carbon. The definition of E-Gas Technology shall not be construed to define or limit the scope of any patent claim or claims.

“Escrow Account” shall have the meaning set forth in Section 2.4.

“Employee Group Escrow Agreement” shall have the meaning set forth in Section 2.4.

“Excluded Assets” means (i) all of Seller’s cash, deposits and bank accounts; (ii) all accounts receivable owed to or by Seller by reason of deliveries made by or to Seller or on account of the Assets prior to the Effective Time; (iii) the personnel, employment and other records of Seller as to their former employees other than the Records; (iv) any claims or other rights to receive monies arising prior to or after the date of execution hereof which Seller has or may have which are attributable to its ownership of the Assets prior to the Effective Time; (v) all

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intellectual property and trademarks not expressly licensed or conveyed to Buyer or its Affiliates by or pursuant to this Agreement or the Related Agreements; and (vi) those assets described on Schedule 2.3(e).

“Force Majeure Event” means any (1) fire, explosion, strike, lock-out, breakdown of machinery or equipment, casualty or accident; (2) act of God, including, without limitation, epidemic, hurricane, typhoon, earthquake, cyclone or flood; (3) war, revolution, civil commotion, act of enemies, blockade, or embargo; or (4) other similar occurrences or acts beyond the reasonable control of a Party hereto, which act or occurrence shall make it impossible for the Party concerned to carry out the obligations of such Party under this Agreement (but lack of financial ability shall not be a Force Majeure Event). Those provisions in this Agreement regarding Force Majeure Event shall only be applicable in the specific situation(s) in which this Agreement expressly provides they shall apply and in no other situations.

“Gasification Engineering Corporation” means the wholly-owned Global Energy, Inc. affiliate, an Ohio corporation, that has certain interests in the Assets, also referred to as “GEC”.

“Indemnified Party” shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled to be indemnified, pursuant to this Agreement.

“Indemnifying Party” shall refer to the Person having the obligation to indemnify pursuant to this Agreement.

“Intangible Property” shall mean (i) any and all business trade secrets, including, but not limited to, sales tools, and supplier lists and (ii) other intangible assets and properties, including, but not limited to, any goodwill or going concern value associated with any of the foregoing.

“Intellectual Property” means (a) all patents, patent applications and inventions that as of the date of this Agreement, that are owned or controlled, in whole or in part (but only to the extent of such part), by Seller and primarily related to the E-Gas Technology or otherwise primarily used by, for or in connection with Seller, in each case subject to any licenses or other agreements with third parties in effect as of the date of this Agreement and (b) all business information, technology, know-how, trade secrets, trade names, trademarks (registered or not), copyrights (registered or not), data, including any special analyses, interpretations and other derivatives from such data, and any other relevant information that are owned or controlled, in whole or in part, by Seller relating to any E-Gas Technology. The definition of “Intellectual Property” herein excludes Excluded Assets, attached hereto as Schedule 2.3(e).

CONFIDENTIAL

“Judgments” shall mean all judgments, orders, decisions, injunctions, decrees or awards of any federal, state, local or foreign court, arbitrator or administrative or governmental authority, bureau or agency.

“Known or Knowledge” or “To the knowledge of” or “Within the knowledge of” a Party, as used herein, shall, with respect to Seller, mean those facts, events or circumstances, if actually known to the Persons listed on Schedule 2.7, provided such Persons shall make inquiry of and be responsible for the actual knowledge of the managers and key employees under their supervision.

“Late Payment Rate” shall mean the lesser of (i) the Base Rate, plus five hundred (500) basis points per annum, or (ii) the maximum rate of interest permitted by Applicable Law, such rate to be adjusted automatically as and to the extent that either (i) or (ii) immediately above changes from time to time.

“Legal Requirements” shall mean any and all (i) Applicable Laws; (ii) applicable Judgments; (iii) contracts with any federal, state, local or foreign court, arbitrator or administrative or governmental authority, bureau or agency relating to compliance with matters described in (i) or (ii) above, and (iv) applicable Permits; and as any of the foregoing matters described in (i) through (iv) above may have been waived, amended, varied or otherwise modified by any Permit or Permit-related proceedings or other applicable proceedings.

“License Fee” shall mean the amount paid for an E-Gas Technology license by a Third Party Licensee, as defined below, and shall specifically exclude any Buyer’s share of a license, wherein Buyer shall mean Buyer and its wholly owned affiliates and subsidiaries.

“Licensed Technology” shall mean any and all Intellectual Property rights, including but not limited to, patents, technical information, data, technology, know-how and computer software that is owned or controlled by a third party and licensed or sublicensed to Seller or its Affiliates and is used or held for use in the operation of the Assets and Trademarks, but excluding Excluded Assets.

“Liens” shall mean any and all liens, mortgages, charges, pledges, security interests, burdens, easements, rights of way, zoning ordinances, mineral interests and exceptions, conditional sales contracts, options, rights of first refusal or other encumbrances of any nature whatsoever, including, but not limited to, such as may arise under any Contracts or Judgments.

CONFIDENTIAL

“Net License Fee” shall mean the License Fee as defined above less i) the cost of engineering design if such cost is included in the license fee received and ii) the 5.0% DOE Repayment Agreement Obligation, where applicable.

“Operations” shall mean those activities conducted by Seller, including the ongoing development of the Asset and licensing efforts up to the Effective Time, utilizing the Assets.

“Party” and “Parties” means each of Seller and Buyer and collectively Seller and Buyer.

“Person” means an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or agency, unit or instrumentality thereof.

“Purchase Price” shall have the meaning specified in Section 2.3(a).

“Records” means Seller’s operational and technical records, books, papers and documents, including Deliverable Items, used by or for the operation of the Assets up to the Effective Time, including without limitation, specifications, surveys, building and machinery diagrams, financial records, personnel and labor relations records, environmental records and reports, sales records and customer data and supplier data. For the avoidance of doubt, Records specifically excludes (i) any of the Seller’s business plans, strategies and financial records which address or reflect activities unrelated to the Assets; (ii) any of Seller’s company minute books and records, tax returns or other materials which do not pertain to the Assets or ongoing day-to-day operation of the Assets; and (iii) medical records for which the Accepting Employees written consent to the release of such records is not obtained.

“Related Agreements” shall mean the agreements listed in Section 3.2(c) and any other agreements or documents executed in connection with or as required under this Agreement.

“Taxes” shall mean all United States federal, state, local or foreign income, profits, estimated, gross receipts, windfall profits, severance, real or personal property, intangible property, occupation, production, franchise, capital gains, employment, withholding, social security (or similar), disability, registration, stamp, payroll, goods and services, alternative or add-on minimum tax, or any other taxes, charges, fees, imposts, duties, levies, withholdings or other assessments imposed by any governmental entity, including environmental taxes imposed pursuant to Chapter 38 of the Code, and similar state laws, excise taxes, customs duties, utility, property, sales, use, value added, transfer and fuel taxes, or other like assessment or charge of any kind whatsoever, together with any interest, fines, penalties or additions to tax attributable to

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or imposed on or in respect thereof imposed by any governmental authority, whether or not disputed, including all applicable sales, use, excise, business, occupation or other tax, if any, relating to this or any other service, supply or operating agreement.

“Tax Return” shall mean any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached schedules) including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Third Party Claims” shall have the meaning specified in Section 14.2.

“Third Party Licensee” shall mean, in the case where Buyer and a third party form a joint venture to own an E-GAS license, only that percentage interest in the license owned by the third party, not the percentage interest in the license owned by the Buyer.

“Trademarks” shall mean with regard to Seller (i) any and all trademarks (registered or not), trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, trade dress, word marks, word mark registrations, word mark applications and trade names, including, without limitation, the names E-Gas, E-Gas Technology, and any other related names and/or descriptions used by or licensed to Seller in connection with any of the Assets; and (ii) the goodwill of the Assets to the extent relating to such Trademarks.

“Transaction Information” shall have the meaning specified in Section 20.13(a).

“Wabash River Energy Ltd.” or “WREL” means the wholly-owned Global Energy, Inc. affiliate, an Indiana corporation, that has certain interests in the Assets.

1.2	Interpretations.

(a) All references herein to Sections, Exhibits and Schedules are to Sections of and Exhibits and Schedules attached to and forming part of this Agreement, unless the contrary is specifically stated.

(b) Unless the context requires otherwise in this Agreement, the singular shall include the plural and vice versa.

(c) The headings of the Sections and subsections of this Agreement and the headings contained in the Exhibits and Schedules hereto are inserted for convenience of reference only and shall not in any way define or affect the meaning, construction, or scope of any of the provisions hereof or thereof.

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(d) In the event of any conflict between the main body of the Agreement and the Exhibits/Schedules hereto, the provisions of the main body of the Agreement shall prevail.

(e) Except where specifically stated otherwise, any reference to any statute, regulation, rule, or agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time.

(f) Whenever the words “include,” “including,” or “includes” appear in this Agreement, they shall be read to be followed by the words “without limitation” or words having similar impart.

ARTICLE 2

SALE AND PURCHASE; DISCLAIMER OF WARRANTIES; PURCHASE PRICE;

METHOD OF PAYMENT; LIMITED ASSUMPTION AND RETENTION OF

LIABILITIES; E-GAS CONSORTIUM

2.1	Sale and Purchase

At Closing, subject to the conditions hereof, Seller agrees to sell, assign, transfer, convey and deliver (“Transfer”) to Buyer, and Buyer agrees to accept, purchase and pay for (“Purchase”) the Assets.

2.2	Disclaimer of Warranties.

(a) Seller will Transfer the Assets to Buyer, and Buyer will Purchase the Assets in an “AS IS”, “WHERE IS” condition at Closing, without representation or warranty of any kind, except as otherwise specifically provided in this Agreement and in the Related Agreements.

(b) SELLER EXPRESSLY DISCLAIMS ANY AND ALL LIABILITY FOR ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE ASSETS. BUYER WAIVES THE UNIFORM COMMERCIAL CODE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO SUCH IMPROVEMENTS AND EQUIPMENT, PROVIDED THIS WAIVER WILL NOT LIMIT THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT.

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2.3	Purchase Price.

For and in consideration of the respective conveyances, assignments, representations, warranties and covenants described herein, Buyer agrees to pay to Seller, and Seller agrees to accept from Buyer the purchase price, and other consideration, as follows:

(a) The purchase price (“Purchase Price”) for the Assets is [*], plus 2.3 (b-f, n).

(b) [*] of the excess of any cash purchase price Buyer receives over [*] per [*] ownership share sold if Buyer, at its sole discretion, prior to January 1, 2005, sells to a joint venturer an ownership share in the E-Gas Technology after adjustment for net present value of tax impacts. The sale of an ownership share in the E-Gas Technology may occur by selling ownership interest in the technology, by selling shares or stock in a Buyer-affiliate company holding the technology, or by making a capital contribution of the technology such that the Buyer’s ultimate ownership interest in the technology is reduced.

(c) For licenses sold between closing and December 31, 2005, Seller shall receive a [*] share of the Net License Fee received by Buyer, subject to appropriate holdbacks for liquidated damages (prior to performance tests and commercial acceptance) required to sell the license.

(d) For licenses sold between January 1, 2006 and December 31, 2022, Seller shall receive a [*] share of the Net License Fee received by Buyer, subject to appropriate holdbacks for liquidated damages (prior to performance tests and commercial acceptance) required to sell the license.

(e) Seller shall retain certain rights in the E-GAS Technology such that Seller shall have a license agreement for the E-Gas Technology for Seller’s use in the Lima, Ohio Project (“Lima Energy Company”), as set forth in Schedule 2.3(e). The purchase price for the license shall be paid to Buyer, who in turn shall distribute the funds as follows: Seller shall receive [*] of the Net License Fee, subject to appropriate holdbacks for liquidated damages (prior to performance tests and commercial acceptance) required to sell the license, and Buyer shall receive [*] of the Net License Fee received by Buyer from the project company. Seller agrees that Conceptual Studies, Process Design Work and Feed Studies for the Lima, Ohio Project shall be contracted to and

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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performed by Buyer and/or the E-Gas Consortium. Seller agrees that engineering, design, and construction of the Lima, Ohio Project shall be contracted to and performed by Buyer and/or the E-Gas Consortium (subject to reasonable demonstration that the proposed commercial terms, including price, schedule, and quality, are competitive in the market). The final engineering, design, and construction decision shall be made by Lima Energy Company.

(f) For 2 (two) additional E-Gas plants, provided that each or either of the 2 additional E-Gas plants has commenced commercial operations prior to December 31, 2015: The technology rights to be licensed to two as-yet unidentified projects, wherein Seller is an owner (50% or greater percentage), Seller shall receive an 85% share of the Net License Fee, subject to appropriate holdbacks for liquidated damages (prior to performance tests and commercial acceptance) required to sell the license, and Buyer shall receive a 15% share of the Net License Fee received by Buyer from the project company.

(g) Imputed license fees: In the event a license is issued for a project in which a License Fee is not specified, a reasonable License Fee comparable to the fee for other licenses issued for the E-Gas Technology will be deemed attached to that license, whereupon it shall be treated like any other license for purposes of computing the Net License Fee to be shared between the Buyer and Seller according to the percentages specified in (c) or (d) above, as applicable. Buyer shall retain the sole right to decide the appropriate License Fee for any project.

(h) Share computation: For purposes of paragraphs (c) and (d) above, the applicable share of all payments to Seller on a license sold in a particular year shall be the share in effect at the time Buyer signs the license sale agreement, regardless of when the license fee payments are actually received by Buyer.

(i) Interest on holdback amounts: Amounts held back but not ultimately needed to pay liquidated damages shall accrue interest at the rate of prime plus 1/2% from the date of receipt by Buyer to the date of payment to Seller. Buyer shall provide a biannual report, due to Seller within 30 days of the close of the first quarter and the third quarter of each calendar year, to Global Energy with a copy to Capital Technology detailing the amounts being held back, amounts of accrued interest and project status, but only if there is any information to be included in the biannual report.

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(j) Seller’s buyback right: Buyer shall use its commercially reasonable efforts to market and develop the E-Gas Technology through the sale of licenses as demonstrated through the continued offering of the E-Gas Technology along other ConocoPhillips technology and representing the E-Gas Technology at industry forums. Should Buyer at any time decide, in its sole discretion and despite its efforts, that the Buyer does not intend to continue pursuing the E-Gas Technology, Buyer shall promptly take the necessary steps to divest the E-Gas Technology and associated assets. In this event, Buyer shall notify Seller at least 90 days prior to the projected sale date that Buyer plans to sell the E-Gas Technology and associated assets, and 30 days prior to the projected sale date, shall advise Seller of the price to be met (as evidenced by a firm offer from a bona fide buyer) so that Seller may decide if it wishes to purchase the E-Gas Technology.

(k) Subsequent sale: Should Buyer sell the E-GAS Technology to another company prior to December 31, 2022, Buyer shall ensure that the terms and conditions contained herein in Section 2.3 and 2.4 which apply to Buyer shall become obligations of the new owner.

(l) Seller shall have as term and condition of all Licenses (“License” is defined as the agreement allowing certain non-exclusive use rights to the E-Gas Technology) issued to Seller (or a project developed by Seller with Seller as a 50% share owner) the non-exclusive rights to all improvements to the E-Gas Technology, whether developed by Buyer or another licensee for the term of each License.

(m) Buyer recognizes the importance of the Lima Project and agrees to provide the services as contained in Exhibit I, at ConocoPhillips standard rates payable at financial close. If Seller’s Lima Project closes and/or Buyer has been paid for the services provided in Exhibit I, then Buyer shall provide substantially similar services to one of the two (2) additional Seller projects as referenced in 2.3(f), per Exhibit I. Upon closure of the first additional project and/or payment to Buyer for the services provided, Buyer shall then provide substantially similar services to the second of the two (2) additional Seller projects as referenced in 2.3(f), per Exhibit I.

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(n) In the event Buyer becomes a greater than 50% share owner in ten (10) more E-Gas Technology projects than the total number of third party licenses (wherein third party includes any and all Seller licenses), then Buyer shall pay Seller a $3 million imputed license fee per license after the tenth such license.

2.4	Method of Payment.

All amounts to be disbursed by Buyer at or, pursuant to the terms of this Agreement, prior to the Closing or paid after Closing, shall be made in immediately available U.S. funds, by wire transfer to a U.S. bank Escrow Account or accounts as designated by the Seller per Schedule 2.4. The Escrow Account shall be governed by a Employee Group Escrow Agreement between the Accepting Employees and Consultants and Global Energy. The Employee Group Escrow Agreement shall provide instructions for the distribution of funds Seller owes to Accepting Employees and Consultants.

2.5	Limited Assumption and Retention of Liabilities.

(a) Upon the condition that the Closing shall occur, and subject to the liabilities retained by Seller pursuant to Section 2.5(b), Buyer shall assume and agrees to discharge obligations arising from and after the Effective Time to be performed after the Effective Time under the Contracts of E-Gas Technology;

(b) Seller shall retain and be liable for the following:

(i) all liabilities related to or arising from the ownership or operation of the Assets prior to the Effective Time;

(ii) all Taxes payable and other current liabilities of Seller arising or accruing with respect to the period ending on or before the Effective Time;

(iii) obligations arising under the Contracts and licenses that are required to be performed prior to the Effective Time;

(iv) all liabilities retained by Seller pursuant to Article 4 hereof;

(v) any liability or obligation arising out of or relating to any of the Excluded Assets;

(vi) any liability or obligation with respect to any litigation pending or asserted in the future against Seller or Buyer with respect to the ownership or operation of the Assets prior to the Effective Time, except to the extent specifically assumed by Buyer in this Agreement or in a Related Agreement; and

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(vii) any liabilities or obligations related to or arising from the employee benefit plans or other compensation or employee benefit arrangements maintained by or on behalf of Seller or its Affiliates for the benefit of Employees.

(c) Seller acknowledges and agrees that Buyer is not assuming any liabilities with respect to the Assets other than those liabilities expressly assumed by Buyer pursuant to this Agreement and the Related Agreements.

2.6	E-Gas Consortium.

Seller and potential suppliers of equipment, services or fuel (“Potential Suppliers”) to future projects employing E-Gas Technology may negotiate certain agreements (“Referral Agreements”) by which Seller shall receive payments from the Potential Suppliers under terms which shall be acceptable in form and substance to Buyer. Buyer is aware of these potential transactions and is aware that some of the Potential Suppliers are the same companies with whom Buyer is considering forming a consortium to promote the use of E-Gas Technology, the E-Gas Consortium. Further, it is Buyer’s understanding that any payments to Seller from the Potential Suppliers shall only become due and payable when Buyer has executed a consortium agreement (“Consortium Agreement”) with all of the Potential Suppliers and such payments from the Potential Suppliers will flow through the Escrow Account as per Section 2.4 above. The Potential Suppliers include but are not limited to Alstom Power Inc., The Fluor Corporation and/or Bechtel Corporation and other qualified parties to be identified by the Seller before December 31, 2003.

Current discussions from Potential Suppliers include:

(a) Alstom Power Inc. is considering an initial payment of [*] to Seller when the Consortium Agreement is implemented with all of the Potential Suppliers and Buyer. Further, Alstom will make payments of [*] to Seller each year for three years on the anniversary of the initial payment. Additionally, Alstom will make a success fee payment of [*] to Seller when Alstom sells their first HRSG to a project licensing the E-Gas Technology.

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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(b) Bechtel is considering paying [*] to Seller in four equal payments and [*] in success fees split between the Lima, Ohio Project (or another Seller project) and any other project in the first four years. The [*] in payments to Seller will commence with an initial payment of [*] to Seller when the Consortium Agreement is implemented with all of the Potential Suppliers and Buyer. The alternate participant, Fluor, is considering paying [*] to Seller over four years, [*] and [*] in success fees comprised of [*] on the first FEED package and [*] on the first EPC contract.

2.7	Persons With Knowledge

As listed on Schedule 2.7, “Known or Knowledge” or “To the knowledge of” or “Within the knowledge of” a Party, as used herein, shall, with respect to Seller, mean those facts, events or circumstances, if actually known to the Persons listed on Schedule 2.7, provided such Persons shall make inquiry of and be responsible for the actual knowledge of the managers and key employees under their supervision.

ARTICLE 3

CLOSING

3.1	Place and Time.

The Closing shall take place at the offices of ConocoPhillips, 600 North Dairy Ashford, Houston, Texas, the earlier of (i) three Business Days following satisfaction of all of the conditions to close contained herein or (ii) on such other date as Buyer and Seller may mutually agree.

3.2	Transactions and Deliveries at or Prior to Closing.

(a) At or prior to the Closing, Seller shall deliver to Buyer:

(i) properly executed bills of sale in substantially the forms of Exhibit A and Exhibit B, covering the E-Gas Technology and Assets identified in Schedules 2.1(a), 2.1(b), and 5.13 to be transferred to Buyer.

(ii) properly executed and acknowledged assignments and assumptions of Seller’s interest in the Contracts listed in Schedules 2.1(a), including

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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assignments for certain DOE Agreements and licenses, for which no consent to assignment is required or for which any required consent to assignment has been obtained or waived by the third party (excepting the DOE Repayment Agreement Modification 1(DE-FR21-92MC29075), IMPPCCT Agreement (DE-FC26-99FT40659), and the Cyclone Project Agreement (DE-FC26-02NT41583), which shall be novated post-closing), each such assignment and assumption to be in substantially the form of Exhibit C. Additionally the Parties agree to execute and deliver such other forms of conveyance as may be required by any governmental authority;

(iii) properly executed Confidentiality Agreement (Exhibit L);

(iv) copies of Seller’s resolutions, certified as being correct and complete and then in full force and effect, authorizing the execution of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated under this Agreement and the Related Agreements to which it is a party (in each case to the extent required by such Seller’s organizational documents);

(v) copies of consents of third parties required to be obtained prior to the assignment of the Contracts to be assigned pursuant to Section 3.2(a)(ii);

(vi) properly executed Confidential Information and Intellectual Property Agreement (Exhibit D) of the Employees And Consultants per Section 4;

(vii) properly executed Employee Group Escrow Agreement between Seller and Accepting Employees and Consultants;

(viii) properly executed declarations (per Section 7.14 between Seller and Accepting Employees and Consultants;

(ix) properly executed Release of Lien for Ohio Document ID# 200125001442 (Exhibit G);

(x) properly executed Release of Lien for Ohio Document ID# 200233602914 (Exhibit H);

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(xi) Such other agreements or assignments as may be required to accomplish or fulfill the purposes and intent of this Agreement;

(xii) Properly executed Lima License Letter Revision, as set forth in Exhibit J;

(xiii) Properly executed Wabash License Letter Revision, as set forth in Exhibit K.

(b) At or prior to the Closing, Buyer shall deliver to Seller:

(i) the Purchase Price payment specified in Section 2.3(a);

(ii) properly executed and acknowledged assignments and assumptions of Seller’s interest in the Contracts listed in Schedule 2.1(a), and the Licenses listed in Schedule 2.1(b), including assignments for certain DOE Agreements and licenses for which no consent to assignment is required or for which any required consent to assignment has been obtained or waived by the third party, each such assignment and assumption to be in substantially the form of Exhibit C. Additionally the Parties agree to execute and deliver such other forms of conveyance as may be required by any governmental authority; and

(iii) copies of Buyer’s letters of authority certified as being correct and complete and then in full force and effect, authorizing the execution of this Agreement and the Related Agreements, and the consummation of the transactions contemplated under this Agreement and the Related Agreements (in each case to the extent required by Buyer’s organizational documents).

(c) At the Closing, Buyer and Seller or Seller’s Affiliates shall enter into the conveyance and assumption agreements referenced in Section 3.2(a), (b) and (c) and all other agreements required by this Agreement including the following agreements (collectively the “Related Agreements”):

(i) Professional Services Agreement under which the Buyer shall provide services to WREL, as set forth in Exhibit E;

(ii) Access and Use Agreement by which the Buyer shall have access to and limited use of the WREL plant, as set forth in Exhibit F.

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ARTICLE 4

EMPLOYMENT AND EMPLOYEE BENEFITS; CONSULTANTS

4.1	Employees in General.

Schedule 4.1 contains a list of:

(a) the Seller’s employees working at the WREL facility as of the date of this Agreement who will become Buyer’s employees (Accepting Employees) upon closing;

(b) the Seller’s employees working at the Houston office as of the date of this Agreement who will become Buyer’s employees (Accepting Employees) upon closing.

4.2	Employment Matters.

Buyer will consider its employment needs, and Buyer will, or will cause its affiliates to, make good faith offers of employment prior to the Closing Date to certain of Seller’s employees currently employed at or with respect to the Facilities. Offers of employment to any such employee will be contingent upon such employee’s meeting the conditions of employment as are given to other similarly-situated applicants for positions with Buyer. Buyer will, or will cause its affiliates to, take all action necessary to cause such employees who accept offers (“Accepting Employees”) to be covered under the employee benefit plans of Buyer or its affiliates (including without limitation severance plans) and fringe benefit arrangements (and to have salary levels), in each case effective as of the Effective Date, on the same basis as those provided to Buyer’s or its affiliates’ employees in comparable positions. Buyer will, or will cause its affiliates to, take all action necessary to give Accepting Employees credit for their period of employment recognized by Seller or any affiliate thereof for purposes of its comparable employee benefit plan in determining the amount of benefits under any applicable vacation, short-term disability, or severance plan, and for purposes of recognized company service. Buyer represents and warrants that there will be no preexisting condition limitations applicable to Accepting Employees under any group health plan of Buyer or its affiliates. Except as set forth in this Article 4, Buyer shall have no obligation to employ or offer employment to any of Seller’s employees. Notwithstanding the foregoing, nothing in this Agreement shall obligate Buyer or its affiliates to maintain any benefit plan, and to the extent permitted by law, Buyer and its affiliates shall have the ability to revise, modify, amend or terminate any benefit plan, policy or practice in its sole discretion at any times; provided, however, that any such revisions, modification, amendment, termination or failure to maintain shall not discriminate against any Accepting Employees.

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4.3	Employment Data.

Seller shall, at least ten (10) days prior to Closing, provide Buyer with employment data, including, but not limited to, the name, title, employment history (including years of service), and current salary, exempt or non-exempt status, and the job grade of each Accepting Employee.

4.4	Waiver of Claims.

Seller waives any claims it may have under any employment, confidentiality, non-disclosure, trade secret or non-competition agreement, or similar agreement, to the extent that they would otherwise limit any Accepting Employees or Consultants in the performance of their duties for Buyer.

4.5	Liabilities and Indemnities.

(a) Workers’ Compensation. Seller shall be responsible for workers’ compensation claims with respect to any Accepting Employee or Consultant if the incident or alleged incident giving rise to the claim occurred at or prior to the Effective Time. Buyer shall be responsible for any workers’ compensation claims with respect to any Accepting Employee if the incident or alleged incident giving rise to the claim occurs after the Effective Time. In the event of doubt as to the date of the occurrence of the incident or alleged incident, Buyer shall process the claim. With respect to all workers’ compensation or similar claims (hereinafter “Compensation Claims”) filed with an appropriate agency by or on behalf of any Accepting Employee or Consultant employed by Seller immediately prior to the Effective Time and thereafter employed by Buyer (such employees are, for purposes of this paragraph, hereinafter collectively referred to as “Claiming Employee”), or by the spouse, dependent(s) or personal representative of such Claiming Employee which is first filed after the Effective Time, (A) Seller shall process, defend and be responsible for, and shall indemnify Buyer and its Affiliates against any such Compensation Claim if the incident or alleged incident giving rise to the claim is alleged to have occurred on or prior to the Effective Time, (B) Buyer shall process, defend and be responsible for, and shall indemnify Seller against any such Compensation Claim if the incident or alleged incident giving rise to the claim is alleged to have

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occurred subsequent to the Effective Time, and (C) in the event any such Compensation Claim is filed after the Effective Time and the incident or alleged incident giving rise to the claim is alleged to have occurred both prior and subsequent to the Effective Time, Buyer shall, in consultation with Seller and taking into account Seller’s reasonable suggestions, process such claim (and Seller shall reimburse Buyer for its allocable portion of the reasonable cost of defense), and the liability for such claim as between the parties shall be based upon the length of exposure to such incident or alleged incident while employed by Seller and then by Buyer. Thus, as between the parties, the proportionate share of liability shall equal a fraction the denominator of which shall be the Claiming Employee’s total length of exposure to such incident or alleged incident, and the numerator of which shall be in the case of Buyer, the Claiming Employee’s total length of exposure while employed by Buyer, and in the case of Seller, the Claiming Employee’s total length of exposure while employed by the Seller. For all purposes herein, Consultants shall not be considered an employee of Buyer.

(b) Indemnities.

(i) To the maximum extent permitted by Applicable Law, Seller shall defend, indemnify, and hold harmless Buyer and its Affiliates from and against any Damages, and any fines, penalties and assessments, arising out of (a) claims by Seller’s employees (other than Accepting Employees and Consultants) that arise prior to, on, or after the Effective Time and relate to their employment with, or the termination of their employment from, the Seller or its Affiliates; and (b) claims by Accepting Employees and Consultants that arise on or prior to the Effective Time which relate to their employment with, or the termination of their employment from, the Seller or its Affiliates; and

(ii) To the maximum extent permitted by Applicable Law, Buyer shall defend, indemnify, and hold harmless Seller and its Affiliates from and against any Damages, and any fines, penalties and assessments, arising out of claims by the Accepting Employees or Consultants that arise after the Effective Time and relate to their employment with, or the termination of their employment from, the Buyer.

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4.6	Transition of Employees.

From and after the Closing Date, Buyer and Seller agree to cooperate to ensure an orderly transition and subsequent administration of the Accepting Employees. Upon reasonable notice a Party will provide, or cause to be provided, such information and assistance to the other Party as may reasonably be requested by that Party in connection with any employment-related litigation, claim, grievance, arbitration, discovery, or other proceeding with respect to Accepting Employees, to which Buyer or Seller or any of their Affiliates is or may become a party.

4.7	Consultants.

Buyer will consider its needs, and Buyer will, or will cause its affiliates to, negotiate and enter into consulting agreements, contingent upon Closing, with certain of Seller’s employees. Upon Closing, those employees shall become an independent contractor to Buyer, pursuant to the above referenced consulting agreements. Schedule 4.7 lists those Seller employees that will become Consultants to Buyer upon Closing.

ARTICLE 5

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer that the following are true and correct on and as of the date of this Agreement and will be true and correct through the Closing Date as if made on and as of such date as follows:

5.1 Organization and Standing. Seller (Global Energy) is a corporation duly formed and validly existing, in good standing, under the laws of the State of Ohio and is in good standing as a corporation in all jurisdictions where the nature of its properties or business requires it. Seller (Gasification Engineering Corporation) is a corporation duly formed and validly existing, in good standing, under the laws of the State of Ohio and is in good standing as a corporation in all jurisdictions where the nature of its properties or business requires it. Seller (WREL) is a corporation duly formed and validly existing, in good standing, under the laws of the State of Indiana and is in good standing as a corporation in all jurisdictions where the nature of its properties or business requires it.

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5.2	Authority and Binding Obligations

Seller, and each of its Affiliates as applicable, has the power and authority to execute, deliver and perform its obligations under this Agreement and the Related Agreements, as applicable. The execution, delivery, and performance of this Agreement and of the Related Agreements by Seller, and each of its Affiliates as applicable, (a) have been duly authorized by requisite corporate action, (b) do not conflict or result in a violation or breach of any provision of the organizational documents of Seller, any Seller Affiliate or any agreement, instrument, statute, regulation, rule, order, writ, judgment, or decree to which Seller or its Affiliates or the Assets is subject, or (c) do not and will not result in any Lien against the Assets. Each of this Agreement and the Related Agreements constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditor’s rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

5.3	No Consent Required; Non-Contravention.

(a) Except as otherwise set forth in Schedule 5.3(a), no consent, waiver, approval, order, authorization or other action by or filings with any governmental authority or other Person is required in connection with the execution, delivery and performance by Seller and its Affiliates of this Agreement or the Related Agreements including the transfer, conveyance and assignment of the Assets to Buyer.

(b) Except as specified in Schedule 5.3(b), neither the execution and delivery of this Agreement or the Related Agreements by Seller or its Affiliates, nor the consummation of the transactions contemplated in, or the performance of, this Agreement or the Related Agreements will breach, violate or conflict with any provision of, or constitute a default (or an event, which, with notice or lapse of time, would constitute a default) under, or result in the termination or acceleration of rights, or benefits or payments under any agreement to which Seller or its Affiliates is a party or subject, except for such violations and conflicts which will not (i) prevent or materially delay consummation of the transactions contemplated by this Agreement or the Related Agreements, or (ii) prevent Seller or its Affiliates from performing its or their obligations under this Agreement or the Related Agreements.

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5.4	No Material Violation of Judgments or Orders.

Neither Seller nor any Affiliate is in material violation of any judgment, order, writ, injunction, or decree of any court or governmental agency having jurisdiction over the Assets or Operations, nor, to the Knowledge of Seller, has Seller or any of its Affiliates received notice, except as disclosed in Schedule 5.4, of any proceeding of any court or governmental agency having jurisdiction over the operation of the Assets, which violation or proceeding would, after exhaustion of all remedies at law, require Seller or any of its Affiliates to make a material change in the Assets or Operations.

5.5	No Material Default.

To the Knowledge of Seller, neither Seller nor any Affiliate is in material default under, nor has it committed any act or failed to perform an act which, after notice or the passage of time or both, would constitute a material default under, any of the Contracts, Licenses and other agreements, instruments or assignments which are part of the Assets, except as specified in Schedule 5.5.

5.6	Litigation

Except as set forth in Schedule 5.6, to the Knowledge of Seller, there are no legal, equitable, arbitral or governmental claims, actions, suits or proceedings, whether in equity or in law, pending, or to the Knowledge of Seller threatened, to which Seller or an Affiliate of Seller is a party or to which the Assets are subject, which could reasonably be expected to materially adversely affect Seller’s or any such Affiliate’s ability to complete Closing, materially and adversely impact Buyer’s ability to operate the Assets or impose any material obligations upon Buyer following the Effective Time. There are no judgments outstanding and unsatisfied against Seller or its Affiliates, except as set forth in Schedule 5.6.

5.7	Reserved

5.8	Condition of Assets.

Except as set forth on Schedule 5.8, to the Knowledge of the Seller, the tangible Assets (i) are in good operating condition and repair, subject to ordinary wear and tear, and have been maintained in accordance with standard industry practice, (ii) are adequate for the purpose for which they are being used and are capable of being used as presently being conducted without

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present need for repair or replacement except in the ordinary course of business, (iii) conform in all material respects with all applicable legal requirements, and (iv) in the aggregate provide the capacity to enable Seller to engage in commercial operation on a continuous basis.

5.9	Compliance with Laws.

Seller is in compliance with all Applicable Laws relating to the Assets, except as set forth on Schedule 5.9.

5.10	Due Diligence

Seller has, with respect to the Assets, (i) made available to Buyer all books, records, financial statements, business plans, management appraisals, documents, Contracts, Licenses and other material information requested in writing by Buyer; (ii) instructed its and its employees, counsel, advisors and auditors to respond in writing to all written inquiries from Buyer (subject to any confidentiality agreements, applicable legal restrictions and any applicable privileges); and (iii) to the extent requested in writing, provided full access to the Assets, except, with respect to (i), (ii) and (iii) above where Seller has expressly declined in writing to comply with any such request with respect to identified items or categories of information. Seller shall identify any category of documents not delivered as a result of confidentiality, privilege or otherwise.

5.11	Taxes

(a) Except as set forth in Schedule 5.11, there are no Liens for Taxes open, pending against or, to the Knowledge of Seller, threatened against the Assets.

(b) Seller has duly filed when due, including any extensions, all Tax reports and returns in connection with and in respect of the Assets, Seller’s operation of the Assets, and Employees (listed in Schedule 4.1), and have timely paid and discharged all Tax obligations shown thereon. Seller has made available to Buyer, to the extent requested by Buyer, all Tax reports and returns of Seller with respect to the Assets or its operation of the Assets for at least the last three annual reporting periods ending prior to the date of this Agreement. Seller has not received any notice of any Tax deficiency outstanding, proposed or assessed against or allocable to Seller with respect to the Assets or its operation of the Assets, nor has Seller executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with the

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internal Revenue Service or any other governmental body any agreement now in effect extending the period for assessment or collection of any Taxes against Seller with respect to the Assets or its operation of the Assets.

5.12	Good and Marketable Title.

(a) Seller has good and marketable title to all of the Assets.

(b) To the Knowledge of Seller, Seller has and is transferring to Buyer all Intellectual Property and other technology required to operate and use the Assets. The Seller is not aware of any Liens, defects in or disputes relating to Assets except as noted in Schedule 5.12 (b). Any and all Liens, defects in or disputes relating to the Assets shall be cleared and settled prior to or at Closing.

5.13	Intellectual Property.

(a) Schedule 5.13 sets forth an accurate and complete list of patented technology owned or controlled by Seller or its Affiliates, which is or has been used or held for use in the Assets. Except as disclosed on Schedule 5.13(a), (i) the use of any such patented technology does not, to the Knowledge of Seller, infringe any intellectual Property rights of any third party (and Seller is not aware of any assertions made by any third party alleging such infringement), (ii) Seller’s rights in such patented technology are valid and unencumbered, (iii) Seller has the right to assign its entire right, title, and interest in, or to license the right to make, use, and sell all such patented technology to Buyer in accordance with the terms of Article 16 and the Related Agreements, and (iv) no third party has any rights, title, or interest in, or otherwise has the right to restrict the Buyer’s use of the patented technology as of and following the Closing.

(b) To Seller’s Knowledge, no product, know-how, component, method, trade secret, process, or material (including computer software) used in the Assets infringes on, misappropriates, or otherwise violates any intellectual property rights of any third party.

(c) There are no demands, actions or proceedings pending or to Seller’s Knowledge threatened against Seller relating to the Assets alleging infringement, misappropriation, or violation of any intellectual property right of any Person, and Seller has no Knowledge that the Assets infringe, misappropriate, or violate the intellectual property rights of any Person. To Seller’s Knowledge, no Person is infringing, misappropriating, challenging or violating, the intellectual property owned, controlled, or used or held for use by Seller in connection with the Assets.

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5.14	Maintenance of Assets.

Seller will continue to perform until Closing, maintenance on the Assets in accordance with its normal practices for the Assets based upon the use which has been and will be made of the Assets prior to Closing.

5.15	Instruments in Full Force and Effect.

The contracts and agreements constituting a part of the Assets including the Contracts and License Agreements (“Instruments”) are valid, binding and in full force and effect, have not been amended or supplemented in any manner or respect except as disclosed on Schedule 5.15, and upon assignment and assumption, with applicable consents if necessary, will be enforceable by Buyer in accordance with their respective terms. There are no defaults by Seller thereunder and Seller knows of no defaults thereunder by any other party thereto, and no event has occurred that with the lapse of time or action or inaction by any party thereto would result in a violation thereof or a default thereunder. Subject to any required third party consents, none of the rights under the Instruments will be impaired by the consummation of the transactions contemplated by this Agreement, and all such rights will inure to and be enforceable by Buyer after the Closing without the authorization, consent, approval, permit or licenses of or filing with any other Person. The Instruments constitute all material contracts and agreements used in or relating to the Assets other than the contracts and agreements specifically listed as Excluded Assets.

5.16	Sufficiency of the Assets.

Except for the Excluded Assets, the Assets being transferred to Buyer by Seller at Closing include all properties, assets and rights used by or held for use by the Seller in the Assets.

5.17	Employee Benefit Matters.

Buyer, from and after the Effective Time, will not have any liability under or with respect to any of Seller’s or its Affiliates “employee plans” as such term is defined in Section 3(3) of ERISA or any other compensation plan or arrangement prior or heretofore maintained by Seller or its Affiliates.

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5.18	Absence of Certain Business Practices.

Neither Seller nor any officer, employee or agent of Seller, nor any other Person acting on its behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, government employee or other Person who is or may be in a position to help or hinder the operation of the Assets (or to assist Seller in connection with any actual or proposed transaction) which (1) might subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (2) if not given in the past, might have had a material adverse effect on the Assets or its operation of the Assets, or (3) if not continued in the future, might materially adversely effect the Assets.

5.19	Schedule 4.1 Employees Paid in Full.

Seller has timely paid and discharged all salaries, wages, benefits, and obligations to Accepting Employees and Consultants and there are no Compensation Claims as defined in Section 4.5, except as set forth on Schedule 5.19.

ARTICLE 6

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller to Buyer’s knowledge and belief as follows:

6.1	Organization and Standing

Buyer is a corporation duly organized, validly existing in good standing under the laws of the State of Delaware and is in good standing as a corporation in all jurisdictions where the nature of its properties or business requires it.

6.2	Authority and Binding Obligations

Buyer has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Related Agreements, as applicable. The execution, delivery, and performance of this Agreement and the Related Agreements by Buyer (a) have been duly and validly authorized by all necessary company action and (b) do not conflict or result in a violation or breach of the organizational documents of the Buyer. Each of this Agreement and the Related Agreements constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer, in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

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6.3	No Consent Required; Non-Contravention.

(a) Except as otherwise set forth in Schedule 6.3(a), no consent, waiver, approval, order, authorization or other action by or filings with any governmental authority or other Person is required in connection with the execution, delivery and performance by Buyer of this Agreement or the Related Agreements.

(b) Except as specified in Schedule 6.3(b), neither the execution and delivery of this Agreement or the Related Agreements by Buyer nor the consummation of the transactions contemplated hereby will violate or conflict with or result in the acceleration of rights, or benefits or payments under any agreement, instrument, statute, regulation, rule, order, writ, judgment or decree to which the Buyer is directly or indirectly a Party or is directly or indirectly subject, except for such violations and conflicts which will not (i) prevent or materially delay consummation of the transactions contemplated by this Agreement or the Related Agreements or (ii) prevent Buyer from performing its obligations under this Agreement.

6.4	Litigation.

There are no lawsuits or other proceedings pending or to the knowledge of the Buyer threatened against or affecting the Buyer by or before any governmental authority which would materially adversely affect Buyer’s ability to complete Closing.

6.5	No Breach

Except as set forth in Schedule 6.5, neither the execution and delivery of this Agreement by Buyer, nor the consummation of the transactions contemplated hereby will violate or conflict with, or result in the acceleration of rights, benefits or payments under (a) any provision of the Buyer’s organizational documents; (b) any statute, law, regulation or governmental order to which the Buyer or the assets and properties of any thereof are bound or subject; (c) any commitment to which the Buyer is a Party or by which it or any of its properties may be bound or subject; or (d) any agreement, contract or commitment of the Buyer or to which it is a Party or by which it or any of its properties may be bound or subject, except, with respect to clauses (b), (c) and (d), for such violations and conflicts which will not (i) prevent or materially delay

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consummation of the transactions contemplated by this Agreement and other Related Agreements or (ii) prevent Buyer from performing its obligations under this Agreement and other Related Agreements.

6.6	Actions and Proceedings

No proceeding or investigation is pending or, to the knowledge of Buyer threatened against Buyer before any court, arbitrator or administrator or governmental authority, bureau or agency to restrain or prohibit, or to obtain damages, a discovery order or other relief in connection with this Agreement or any of the Related Agreements or any material part of the transactions contemplated hereby or thereby.

6.7	Independent Decision

Buyer has made its own independent analysis and judgment of the commercial potential, condition and usefulness of the Assets, taking into consideration all current Legal Requirements and the likelihood that such laws and requirements will change in the future, and is not relying upon any projections from Seller regarding prospective operations of the Assets. Buyer has such knowledge and experience in business and financial affairs in general as to be capable of evaluating the merits and risks of purchasing the Assets. Nothing in this Section 6.7 shall be construed as limiting the representations and warranties of Seller made in this Agreement or the Related Agreements or Seller’s indemnification obligations under this Agreement and the Related Agreements.

ARTICLE 7

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

The obligations of Buyer to purchase the Assets are subject to the satisfaction of Buyer on or prior to the Closing Date, unless waived, of the conditions set forth in this Article 7.

The conditions precedent to Buyer’s obligation to close are as follows:

7.1	Reserved

7.2	Deliveries

Seller shall have delivered to Buyer all of the documents and instruments required pursuant to Section 3.2 and the Related Agreements.

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7.3	Required Consents and Authorizations

Seller shall have received (and shall have furnished copies thereof to Buyer) all consents and authorizations of third parties required to transfer the Contracts for which consent is required, and which if not obtained would materially adversely impact Buyer’s operation of the Assets.

7.4	Taking of Assets

In the event that prior to Closing there shall be instituted or threatened any proceeding or other action, including, without limitation, eminent domain, condemnation or other governmental proceeding, that there is a reasonable probability of Seller or Buyer (after Closing) losing any portion of or interest in the Assets, Seller shall immediately notify Buyer, and Buyer, if such proceeding or other action has or there is a reasonable probability of a taking of property with a value in excess of $5 million or which would prohibit or materially and adversely impact Buyer’s ability to use the Assets from and after the Effective Time, shall have the right to terminate this Agreement within ten (10) days from the date of such notice, by giving notice to Seller of its election to terminate. If Buyer does not timely terminate this Agreement, then Seller shall assign to Buyer at Closing any rights Seller may have to receive any payments (net of any expenses) as a result of any such proceeding or other action.

7.5	Adverse Change

Prior to the Closing, there shall not have been any material adverse change in the condition of the Assets; however, if there should occur prior to Closing such material adverse change in the condition of the Assets or the Operations, Seller shall have the right, but not the obligation, to correct or cure any such change (i.e. repair or replace any damaged Assets) at its sole option and cost prior to Closing, including, but not limited to, changes due to a Force Majeure Event. Seller shall have the right, but not the obligation, to extend the Closing Date for up to thirty (30) days (or such longer period as may be agreed to by Buyer) within which to use reasonable business efforts to cure or correct any such adverse change.

7.6	Representations and Warranties True; Covenants and Agreements Performed.

The representations and warranties of Seller shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Effective Time, as if made on such date. Seller shall have performed and complied in all material respects with all covenants and agreements by Seller hereunder required to be performed or complied with on or prior to the Effective Time.

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7.7	Employees.

The Accepting Employees and Consultants listed in Schedule 4.1 and 4.7 shall have fully executed the Confidential Information and Intellectual Property Agreement as set forth in Exhibit D.

7.8	Schedules.

Buyer shall have reviewed such agreements, instruments and data included on Seller’s schedules attached to this Agreement and shall not have discovered any obligations or liabilities which would materially and adversely impact Buyer’s ability to own or operate the Assets or create any material liability or exposure to Buyer or the Assets of which Buyer was not aware prior to execution of this Agreement and which was not accounted for in Buyer’s assessment and valuation of the Assets.

7.9	Professional Services Agreement.

The Professional Services Agreement, as set forth in Exhibit E, shall be fully executed between WREL and Buyer.

7.10	Continued Operation of WREL.

Global Energy and WREL are fully committed to the continuing operation of the WREL plant.

7.11	Access and Use Agreement.

The Access and Use Agreement between WREL and Buyer, as set forth in Exhibit F, shall be fully executed.

7.12	Reserved.

7.13	Employee Group Escrow Agreement.

Seller shall have entered into an Employee Group Escrow Agreement with Accepting Employees, Consultants, and Capital Technology under which the escrow agent will be provided with instructions for distributing to each of them their pre-agreed portions of the amounts to be paid at or after Closing by Buyer under the Purchase and Sale Agreement and also of the amounts to be paid after Closing by Potential Suppliers

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under the Referral Agreements. Accepting Employees, Consultants, and Capital Technology shall have the right to approve the establishment and distribution instructions of the escrow account, such approval not to be unreasonably withheld. ANY AND ALL CLAIMS BY THE ACCEPTING EMPLOYEES AND CONSULTANTS ARISING OUT OF THIS AGREEMENT OR ANY DISTRIBUTION OF THE ESCROW ACCOUNT SHALL BE THE LIABILITY OF SELLER. SELLER SHALL INDEMNIFY, HOLD HARMLESS AND DEFEND BUYER AND ITS AFFILIATES, AGENTS, OFFICERS, DIRECTORS, PARTNERS, EMPLOYEES, REPRESENTATIVES, SUCCESSORS AND ASSIGNS (COLLECTIVELY CALLED “BUYER INDEMNIFIED PARTIES”) FROM ANY DAMAGES ARISING OUT OF, RELATING TO OR RESULTING FROM SECTIONS 7.13, 7.14 AND 5.19.

7.14	Signed Declarations.

The Accepting Employees and Consultants shall each have signed declarations stating that the amounts and timing of obligations to be paid to Accepting Employees and Consultants, respectively, via the Employee Group Escrow Agreement formed among the Accepting Employees and Consultants and Seller are acceptable to them.

ARTICLE 8

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

The obligations of Seller to sell, transfer, convey, and deliver the Assets are subject to the satisfaction of Seller on or prior to the Closing Date, unless waived, of the conditions set forth in this Article 8.

The conditions precedent to Seller’s obligation to close are as follows:

8.1	Deliveries

Buyer shall have made the payments required in Section 2.3(a) and delivered to Seller all of the documents and instruments required pursuant to Sections 3.2(b) and the Related Agreements pursuant to Section 3.2(c).

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8.2	Representations and Warranties True; Covenants and Agreements Performed.

The representations and warranties of Buyer shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on the Effective Time as if made on such date, and Buyer shall have performed and complied in all material respects with all covenants and agreements by Buyer hereunder required to be performed or complied with on or prior to the Effective Time.

8.3	Consents and Approvals of Antitrust Regulatory Authorities

All approvals required, if any, of applicable Antitrust Regulatory Authorities to Seller’s sale of the Assets to Buyer under all of the terms and conditions set forth in this Agreement shall have been obtained.

ARTICLE 9

JOINT CONDITIONS PRECEDENT TO CLOSING OBLIGATIONS

Seller and Buyer each is obligated to consummate the transactions contemplated in this Agreement, subject, in each instance, to the fulfillment or written waiver of the following conditions at or prior to the Closing:

9.1	Governmental Orders.

No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the transactions on the terms and conditions of this Agreement will have been issued by any federal or state court or other governmental authority and remain in effect; and no statute, rule, regulation or executive order promulgated or enacted by any federal or state governmental authority after the date hereof that prohibits the consummation of the transactions on the terms and conditions of this Agreement will be in effect.

9.2	Litigation.

No order of any court or order or action of any government agency purporting to restrain or prohibit the transactions contemplated hereby shall be in effect and no new Applicable Law or regulation shall have been finally enacted or taken effect which seeks to restrain or prohibit the transactions contemplated hereby.

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9.3	Related Agreements Finalized

The Related Agreements shall have been executed and delivered by the parties thereto.

ARTICLE 10

COVENANTS AND AGREEMENTS OF SELLER

Seller covenants and agrees as follows:

10.1	Conduct of Business.

Prior to the Closing, unless the prior written consent of Buyer to a contrary action is obtained (which consent shall not be unreasonably delayed or withheld), and except as expressly permitted under this Agreement:

(a) Seller shall operate the Assets in its usual, regular and ordinary manner and substantially in the same manner as heretofore conducted.

(b) Seller shall use commercially reasonable efforts to (i) preserve the Assets; (ii) maintain the Assets in their current state of repair, order and condition, usual and ordinary wear and tear excepted and subject to requirements in the ordinary course of business; and (iii) preserve beneficial relationships with agents, lessors, licensees suppliers, customers and employees; and

(c) Seller shall prevent any Liens from attaching to any of the Assets or shall have then promptly removed if any Liens are filed.

10.2	Access; Records.

(a) Access. Seller has permitted Buyer’s representatives and consultants to make a preliminary inspection and investigation of the Assets. Seller will continue to afford Buyer and its agents, consultants, and other authorized representatives full access to the Assets, to Seller’s records relating to the Assets or the operation thereof, and to Seller’s personnel, and Seller will cause its officers and other agents to furnish or make available to Buyer such operating data and other information with respect to the Assets as Buyer may from time to time reasonably request; provided, however, that any inspection or investigation conducted by Buyer, its agents, consultants, or other authorized representatives (i) shall be conducted in such manner as not to interfere unreasonably with the Assets. Buyer bears the risk of injury to any of its employees or representatives conducting an inspection or investigation of the Assets and shall indemnify Seller for all Damages resulting from Buyer’s inspection or investigation.

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(b) Delivery of Documents. Seller shall deliver to Buyer (in the manner reasonably directed by Buyer in writing) on the Effective Time originals where available of all Assets and of all Contracts assigned to Buyer at the Closing. Seller also shall furnish or otherwise make available to Buyer (in the manner reasonably directed by Buyer in writing) originals or copies of all Records.

10.3	Reserved.

10.4	Taxes

Seller will file all tax returns and reports relating to the Assets and its operation of the Assets, which are required to be filed with respect to all periods ending on or prior to the Effective Time. Seller will pay when due all Taxes relating to the Assets and its operation of the Assets, which accrue or relate to periods ending on or prior to the Effective Time.

10.5	Seller’s Acts

Seller covenants and agrees that Seller shall not engage in any practice, take any action, or enter into any transaction which would cause any representation or warranty set forth in Article 5 hereof to be untrue or incorrect in any material respect. Seller shall as soon as reasonably practicable give to Buyer full details of any material breach of any of the representations and warranties set forth in Article 5.

ARTICLE 11

COVENANTS AND AGREEMENTS OF BUYER

Buyer covenants and agrees as follows:

Buyer shall not engage in any practice, take any action, or enter into any transaction which would cause any representation or warranty set forth in Article 6 hereof to be untrue or incorrect in any material respect. Buyer shall as soon as reasonably practicable give to Seller full details of any material breach of any of the representations and warranties set forth in Article 6.

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ARTICLE 12

COVENANTS OF BUYER AND SELLER

Buyer and Seller each covenant as follows:

12.1	Reserved.

12.2	Collection of Amounts Owed to a Party.

It is the intention of the Parties that, as between the Parties, Seller shall be entitled to all income attributable to the E-Gas Technology prior to and including the Effective Time and Buyer shall be entitled to all income attributable to the operations conducted after the Effective Time. Each Party shall pay to the other Party, promptly after receipt thereof, any amount received by said Party from any third party with respect to (i) rentals, fees or other revenues relating to the operation of the Assets and attributable to the ownership period of the other Party; and (ii) products delivered, services performed or other obligations performed by the other Party and attributable to the ownership period of such other Party.

12.3	Payment of Transfer Taxes; Recording Fees.

Buyer and Seller shall each pay one-half of all applicable transfer Taxes and transfer and recordal fees, which are assessed or imposed on the transfer of the Assets from Seller to Buyer. By way of example, but not exclusion, Buyer and Seller shall share the costs equally of, all sales taxes, business occupation taxes, as well as any other Taxes assessed or imposed on the transfer or sale of the Assets, personal property or inventory included herein, and all costs to record any deeds or titles. Each Party shall cooperate with the other to take advantage of all applicable tax exemptions and provide applicable tax exemption certificates.

12.4	Payment of Certain Expenses Due and Payable After the Effective Time; Cooperation

(a) Buyer shall file, or cause to be filed, all required reports and returns incident to all ad valorem taxes, real property taxes, personal property taxes and similar obligations, which reports and returns are due on or after the Effective Time and shall pay or cause to be paid to the taxing authorities all such taxes reflected on such reports or returns even if same are for periods prior to the Effective Time and Seller shall reimburse Buyer within thirty (30) days after invoice for any such taxes and similar obligations which are attributable to any period prior to the Effective Time.

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(b) Seller and Buyer agree to cooperate with the other in the event one of them is involved in a tax controversy concerning the Assets and the other has either records or personnel which may be of assistance to the Party engaged in the controversy. Seller and Buyer further agree that if, in such Party’s view, such cooperation becomes an unreasonable financial burden, they will agree upon a reasonable method of reimbursement to the burdened Party.

(c) If a Party hereto makes or has made any payment to a third party pursuant to any assigned contract, lease, agreement or commitment; and (i) such payment is made in respect of work performed, services provided or goods delivered during a period of time which includes the Effective Time; or (ii) the Effective Time intervenes between the making of such payment and the performance of the work or services or delivery of goods, the Parties will allocate the burden of such payment in a manner which reflects the relative benefit of such work performed, services provided or goods delivered to each Party; provided, however, it shall be presumed that any work performed, services provided or goods delivered prior to and including the Effective Time are for the benefit of Seller and any work performed, services provided or goods delivered after the Effective Time are for the benefit of Buyer.

12.5	Assets Not Assigned at Closing.

To the extent that any of the Assets including Intellectual Property, Licensed Technology, and Contracts that would otherwise be assigned under this Agreement, as contemplated by Section 3.2(a)(iii), are not capable of being assigned, transferred, subleased or sublicensed without the consent of, or waiver by, any other Party thereto or any other Person, or if such assignment, transfer, sublease or sublicense or attempted assignment, transfer, sublease or sublicense would constitute a breach thereof or a violation of any Legal Requirement, this Agreement shall not constitute an assignment, transfer, sublease or sublicense, or an attempted assignment, transfer, sublease or sublicense of any such Asset. In the event Seller is unable to obtain a required consent, the Seller and Buyer shall cooperate and use reasonable efforts to implement arrangements designed to obtain for Buyer (without cost or expense to Buyer beyond that which Buyer would otherwise pay in customary and ordinary license fees (but not transfer fees), if any, to a third party licensor for assignment of the license to Buyer) the benefits and privileges of the applicable asset, instrument, contract, license or document and assuming

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implementation of such alternative agreement, the failure to obtain the consent will not constitute a failure of a condition to close. Even if Buyer waives the condition in Section 7.3 with respect to a particular consent, Seller, for a period of ninety (90) days after Closing, will continue to use its reasonable efforts with the assistance of Buyer to obtain a consent to an assignment from Seller to Buyer of each of the Contracts and License Agreements listed which assignments are not made at Closing.

12.6	Relationship of the Parties.

Nothing in this Agreement or the Related Agreements shall be construed to create any joint venture, partnership, agency or other similar fiduciary relationship between the Parties hereto or thereto. The Parties to this Agreement and the Related Agreements are nothing other than independent contractors for the sale or purchase of specific property, goods or services. The Parties acknowledge that, for purposes of this Agreement and the Related Agreements, (i) none of the Parties or their Affiliates shall be considered to be the agent, representative, employee, master, or servant of the others for any purpose, (ii) none of the Parties or their Affiliates shall have any obligation to manage or operate any of their respective businesses with any duty or standard of care to the other Party or their Affiliates, and (iii) none of the Parties or their Affiliates have any authority, right or power to enter into a contract or commitment, assume any obligation or make any representation or warranty on behalf of the others (except as expressly specified in this Agreement or the Related Agreements). The Parties agree and acknowledge that except as expressly provided herein or in the Related Agreements, none of the Parties or their Affiliates shall owe duties, fiduciary or otherwise to the other. The Parties and their Affiliates are, and will be after Closing, competitors with the right to pursue any business opportunity for their respective individual benefit and make no representation or warranty regarding the manner in which they will conduct their respective businesses and operations. None of the Parties or their Affiliates shall have any obligation to refrain from (i) engaging in the same or similar activities or lines of business as the Parties or their Affiliates, (ii) developing or marketing any products or services that compete, directly or indirectly with those Parties or their Affiliates, (iii) investing or owning any interest publicly or privately in, or developing a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in direct or indirect competition with, the Parties or their Affiliates, or (iv) doing business with any client or customer of the Parties or their Affiliates. None of the Parties or their Affiliates shall

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have any obligation to offer any business opportunity (except as expressly specified in this Agreement or the Related Agreements) and may modify or otherwise change any of their respective businesses or operations at any time.

12.7	Consents to Assignments.

Seller and Buyer agree to use reasonable efforts to obtain prior to Closing all consents to assignment of the Contracts that are required to be obtained under this Agreement, provided, that neither Party shall be obligated to make payments or incur obligations to third parties or governmental agencies to obtain such consents except to pay such Party’s reasonable expenses or to pay normal fees to governmental agencies.

ARTICLE 13

RESERVED

ARTICLE 14

INDEMNIFICATION; SURVIVAL

14.1	Indemnification

(a)	INDEMNIFICATION BY SELLER.

SELLER AGREES TO INDEMNIFY, HOLD HARMLESS AND DEFEND BUYER AND ITS AFFILIATES, AGENTS, OFFICERS, DIRECTORS, PARTNERS, EMPLOYEES, REPRESENTATIVES, SUCCESSORS AND ASSIGNS (COLLECTIVELY CALLED “BUYER INDEMNIFIED PARTIES”) FROM ANY DAMAGES ARISING OUT OF, RELATING TO OR RESULTING FROM:

(i) ANY BREACH OR INACCURACY IN ANY REPRESENTATION MADE BY SELLER OR THE BREACH OF ANY WARRANTY BY THE SELLER CONTAINED IN THIS AGREEMENT OR ANY CERTIFICATE OR OTHER DOCUMENTS DELIVERED PURSUANT TO THIS AGREEMENT AT CLOSING;

(ii) ANY FAILURE BY THE SELLER TO PERFORM OR OBSERVE ANY TERM, PROVISION, COVENANT OR AGREEMENT ON THE PART OF SELLER TO BE PERFORMED OR OBSERVED UNDER THIS AGREEMENT;

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(iii) ALL OBLIGATIONS ASSUMED OR RETAINED BY SELLER IN THIS AGREEMENT;

(iv) EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, FROM AND AGAINST ANY AND ALL CLAIMS AND LIABILITY (WHETHER KNOWN, UNKNOWN, ACCRUED, ABSOLUTE, CONTINGENT OR OTHERWISE AND WHETHER BASED UPON ALLEGATIONS OF NEGLIGENCE, STATUTORY LIABILITY, STRICT LIABILITY OR OTHERWISE) ATTRIBUTABLE TO SELLER’S OWNERSHIP OR OPERATION OF THE ASSETS PRIOR TO THE EFFECTIVE TIME; AND

(v) THE EXCLUDED ASSETS.

(b)	INDEMNIFICATION BY BUYER.

BUYER AGREES TO INDEMNIFY, HOLD HARMLESS AND DEFEND SELLER AND ITS AFFILIATES, AGENTS, OFFICERS, DIRECTORS, PARTNERS, EMPLOYEES, REPRESENTATIVES, SUCCESSORS AND ASSIGNS (COLLECTIVELY CALLED “SELLER INDEMNIFIED PARTIES”) FROM ANY DAMAGES ARISING OUT OF, RELATING TO OR RESULTING FROM:

(i) ANY BREACH OR INACCURACY IN ANY REPRESENTATION MADE BY BUYER OR THE BREACH OF ANY WARRANTY BY BUYER CONTAINED IN THIS AGREEMENT OR ANY CERTIFICATE OR OTHER DOCUMENTS PURSUANT TO THIS AGREEMENT AT CLOSING;

(ii) ANY FAILURE BY THE BUYER TO PERFORM OR OBSERVE ANY TERM, PROVISION, COVENANT OR AGREEMENT ON THE PART OF THE BUYER TO BE PERFORMED OR OBSERVED UNDER THIS AGREEMENT;

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(iii) ALL OBLIGATIONS ASSUMED BY BUYER IN THIS AGREEMENT; AND

(iv) EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, FROM AND AGAINST ANY AND ALL CLAIMS AND LIABILITY (WHETHER KNOWN, UNKNOWN, ACCRUED, ABSOLUTE, CONTINGENT OR OTHERWISE AND WHETHER BASED UPON ALLEGATIONS OF NEGLIGENCE, STATUTORY LIABILITY, STRICT LIABILITY OR OTHERWISE) ATTRIBUTABLE TO BUYER’S OWNERSHIP OR OPERATION OF THE ASSETS AFTER THE EFFECTIVE TIME.

(c) Absent common law fraud or deceit, no Party to this Agreement shall, from and after the Closing, bring any action, suit or proceeding (whether under any federal, state or local statute or law) against any other Party, or seek to join any other Party to any pending action, suit or proceeding which arises out of, relates to or is connected with any matter indemnified under this Section 14.1, except to enforce the provisions of this Section 14.1.

(d) THE PARTIES AGREE AND CONFIRM THAT THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS ARTICLE 14 SHALL APPLY ACCORDING TO THEIR TERMS WHETHER OR NOT THE NEGLIGENCE OF ANY INDEMNIFIED PARTY IS ALLEGED OR PROVEN.

14.2	Notification and Third Party Claims

Within thirty (30) days following the determination thereof, an Indemnified Party shall give the Indemnifying Party written notice of any matter which an Indemnified Party has determined has given rise to a right of indemnification under this Agreement, stating the amount of the Damage, if known, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (“Claim Notice”), provided that the failure of the Indemnified Party to provide such 30-day notice shall only relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that the Indemnifying Party is actually prejudiced by such failure. The obligations and liabilities of an Indemnifying Party under this Article 14 with respect to Damages arising from claims of any third party that are subject to the indemnification provisions of this Article 14 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions:

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(a) Within thirty (30) days of the receipt of a Claim Notice of a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party elects to defend such Third Party Claim. If the Indemnifying Party so elects, it shall undertake the defense thereof by counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party; provided that if a conflict of interest exists between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, or if the Indemnifying Party elects not to defend such Third Party Claim, or if the Indemnifying Party fails to notify the Indemnified Party within the thirty (30) day notice period that it elects to defend such Claim, such Indemnified Party shall be entitled to select counsel of its own choosing, in which event the Indemnifying Party shall be obligated to pay the reasonable fees and expenses of such counsel to the extent that the Indemnifying Party is finally determined to be obligated to indemnify the Indemnified Party under this Agreement. The Claim Notice of the Third Party Claim by the Indemnified Party shall contain all material information known to the Indemnified Party with respect to the Third Party Claim and shall include copies of materials submitted to the Indemnified Party by the relevant third party with respect to the Third Party Claim.

(b) If the Indemnifying Party refuses or fails at any time to defend the Indemnified Party against any Third Party Claim, the Indemnified Party shall have the right to undertake the defense, and to compromise or settle such Third Party Claim. Such settlement shall be on behalf of and for the account and at the risk of the Indemnifying Party to the extent that the Indemnifying Party is finally determined to be obligated to indemnify the Indemnified Party under this Agreement with respect to such Third Party Claim.

(c) If the Indemnifying Party elects to undertake and diligently pursues the defense of a Third Party Claim hereunder, the Indemnifying Party shall control all aspects of the defense and if the Indemnifying Party acknowledges in writing its duty to provide full indemnification to the Indemnified Party regarding such Third Party Claim, the Indemnifying Party may enter into a settlement of such Third Party Claim and may settle,

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compromise or enter into a judgment with respect to such Third Party Claim; provided that the Indemnifying Party obtains a full and unconditional release of the Indemnified Party or otherwise obtains the consent of the Indemnified Party, if it would result in the imposition of any non-monetary liability or obligation on the Indemnified Party.

(d) If the Indemnifying Party elects to undertake and diligently pursues the defense of a Third Party Claim hereunder, the Indemnified Party shall provide the Indemnifying Party with access to all reasonably requested witnesses, records and documents of the Indemnified Party relating to any Third Party Claim.

(e) The Indemnified Party may participate in the defense of any Third Party Claim at its own expense.

14.3	LIMITATION ON INDEMNIFICATION.

(a) WITH RESPECT OF ANY CLAIM BY A PARTY FOR INDEMNITY UNDER THIS ARTICLE 14 WHICH DOES NOT INVOLVE A THIRD PARTY CLAIM, NO PARTY TO THIS AGREEMENT SHALL SEEK, AND AN ARBITRATOR APPOINTED UNDER ARTICLE 15 MAY NOT AWARD, ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES. NOTHING IN THIS SECTION 14.3(a) SHALL LIMIT IN ANY WAY A PARTY’S INDEMNIFICATION OBLIGATIONS WITH RESPECT TO A THIRD PARTY CLAIM.

(b) SUBJECT TO SUBSECTION (d) BELOW, A PARTY SHALL HAVE NO CLAIM FOR INDEMNITY UNDER SECTIONS 14.1(a)(i) OR 14.1(b)(i) OF THIS ARTICLE 14 FOR DAMAGES ARISING OUT OF OR RELATING TO CLAIMS OR LIABILITIES UNDER THIS AGREEMENT UNTIL THE AGGREGATE DAMAGES ACTUALLY INCURRED OR SUSTAINED BY THE PARTY FOR ALL SUCH CLAIMS AND LIABILITIES EXCEEDS $1 MILLION AND THEN ONLY FOR THE AMOUNT OVER SUCH $1 MILLION (THE “THRESHOLD”).

(c) A PARTY’S AGGREGATE LIABILITY FOR INDEMNIFICATION WITH RESPECT TO ALL CLAIMS UNDER THIS AGREEMENT SHALL NOT EXCEED THE DOLLAR AMOUNT PAID PER SECTION 2.3 AS OF THE CLAIM .

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(d) NOTWITHSTANDING THE FOREGOING, THE LIMITATIONS IMPOSED BY SUBSECTIONS (b) AND (c) SHALL NOT BE APPLICABLE TO CLAIMS MADE BY BUYER ARISING OUT OF A BREACH OF THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTIONS 5.2, 5.3, 5.11 AND 5.12 (THE “SPECIAL REPRESENTATIONS”).

14.4	Coordination of Indemnification Rights.

(a) Except for any action seeking specific performance and/or injunctive relief for the breach of any covenant contained in this Agreement, or for common law fraud or deceit, the indemnification provided any Person pursuant to this Article 14 shall be such Person’s sole remedy for any breach by any Party hereto of any representation, warranty or covenant contained in this Agreement, or in any certificate (to the extent such certificates relate to matters covered by the representations, warranties or covenants contained herein) required to be delivered in connection herewith, or in connection with the consummation of the transactions provided for hereby.

(b) A Claim Notice in connection with any Section of this Article 14 shall be deemed to be a Claim Notice in connection with all Sections of this Article 14, pursuant to which the Person asserting such claim has any right to be indemnified, defended or held harmless.

(c) Notwithstanding any provisions to the contrary contained in this Article 14, the right of any Person to be indemnified, defended or held harmless in connection with any claim pursuant to any Section of this Article 14 shall be reduced to the extent that such Person is or has been indemnified, defended and/or held harmless with respect to such claim, pursuant to any other provisions of this Agreement or any of the Related Agreements.

(d) In the event that an Indemnified Party has a right of recovery against any third party with respect to any Damages in connection with which a payment is made to such Indemnified Party by an Indemnifying Party; then (i) such Indemnifying Party shall, to the extent of such payment, be subrogated to all of the rights of recovery of such Indemnified Party against such third party with respect to such Damages; and (ii) such Indemnified Party shall execute all papers required and take all action necessary to secure such rights, including, but not limited to, the execution of such documents as are necessary to enable such Indemnifying Party to bring suit to enforce such rights.

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(e) In the event of any conflict between this Article 14 and any other provisions of this Agreement, this Article 14 shall prevail.

14.5	Right to Cure.

Any Party that is obligated to indemnify, defend and/or hold harmless any Person pursuant to any provision of this Article 14 shall have the right to cure, within a reasonable time, not to exceed thirty (30) days after receipt of written notice, and in a manner reasonably satisfactory to such Person, any matter giving rise to such obligation to the extent such matter could reasonably be expected to be cured within such time period; provided, however, that any such cure shall not relieve or reduce any such obligation to the extent that such cure is inadequate.

14.6	Survival.

All of the representations, warranties and covenants of the Parties set forth in this Agreement and the obligations of the Parties set forth in this Article 14 shall survive the Closing.

ARTICLE 15

DISPUTE RESOLUTION

15.1	Dispute Resolution

Any controversy or claim (“Claim”), whether based on contract, tort, statute or other legal or equitable theory (including but not limited to any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this section) arising out of or related to this Agreement (including any amendments or extensions), or the breach or termination thereof, shall be settled by mediation and consultations between the Parties initiated upon the Notice of any Party. In the event of failure of such mediation and consultations to settle such Claim in a manner acceptable to all Parties within thirty (30) days following the Notice, then any such Claim shall be settled by binding arbitration in accordance with this provision and the then current CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration of Business Disputes. The arbitration shall be governed by the United

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States Arbitration Act, 9 U.S.C. Sections 1-16, to the exclusion of any provision of state law inconsistent therewith or which would produce a different result, and judgment upon the award rendered by the arbitrator may be entered by any court having proper jurisdiction.

15.2	Place.

The arbitration shall be in San Francisco, California.

15.3	Arbitrators.

There shall be three (3) independent and impartial arbitrators of whom Seller appoints one (1) and Buyer appoints one (1) and the third of which shall be appointed by the two (2) Party-appointed arbitrators in accordance with the arbitration rules. The arbitrators shall determine the Claims of the Parties and render a final award in accordance with the substantive law of the State of New York, excluding the conflicts provisions of such law. The arbitrators shall set forth the reasons for the award in writing.

15.4 Statute of Limitations. Subject to Section 14.4, any Claim by a Party for indemnity under Sections 14(a)(i) or 14.1(b)(i) shall be time-barred if the asserting Party commences arbitration with respect to such Claim later than two (2) years after the Party becomes actually aware of such cause of action. All statutes of limitations and defenses based upon passage of time applicable to any such Claim of a defending Party (including any counterclaim or setoff) shall be tolled while the arbitration is pending.

15.5	Discovery

The arbitrators shall order the Parties to promptly exchange copies of all exhibits and witness lists, and, if requested by a Party, to produce other relevant documents, to answer up to ten (10) interrogatories (including subparts), to respond to up to ten (10) requests for admissions (which shall be deemed admitted if not denied) and to produce for deposition and, if requested, at the hearing all witnesses that such Party has listed and up to four (4) other persons within such Party’s control. Any additional discovery shall only occur by agreement of the Parties or as ordered by the arbitrators upon a finding of good cause.

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15.6	Costs

Unless otherwise specified by the arbitrators, each Party shall bear its own costs, expenses and attorneys’ fees; provided that if court proceedings to stay litigation or compel arbitration are necessary, the Party who unsuccessfully opposes such proceedings shall pay all reasonable associated costs, expenses, and attorneys’ fees in connection with such court proceeding.

15.7	Breach

The Parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. In order to prevent such irreparable injury, the arbitrators shall have the power to grant temporary or permanent injunctive or other equitable relief. Prior to the appointment of an arbitrator a Party may, notwithstanding any other provision of this Agreement, seek temporary injunctive relief from any court of competent jurisdiction; provided that the Party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration. Such court ordered relief shall not continue more than ten (10) days after the appointment of the arbitrator (or in any event for longer than sixty (60) days).

15.8	Consent to Jurisdiction

The Parties hereby consent to the non-exclusive jurisdiction of the state or federal courts of Texas for the enforcement of any award rendered by the arbitrators.

ARTICLE 16

TECHNOLOGY TRANSFER

16.1	Export Control.

a) Buyer agrees to comply with any applicable U.S. export control laws and regulations in regard to any information or data covered by this Article 16.

b) Seller represents and warrants that it has fully complied with any and all applicable U.S. export control laws and regulations.

16.2	Sanctions.

Seller represents and warrants that it has fully complied with all U.S. sanctions laws, including but not limited to 31 CFR Chapter V.

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ARTICLE 17

RISK OF LOSS

The risk of damage, destruction, or other loss to or of the Assets shall remain with Seller from and after the execution of this Agreement and until the Effective Time, at which time Seller shall place Buyer in possession of the Assets; and from and after the Effective Time, all risks of damage, destruction, or other casualty loss to or of the Assets (to the extent not attributable to any breaches of a representation, warranty, covenant or agreement of Seller hereunder or under the Related Agreements) shall be borne solely by Buyer.

ARTICLE 18

COMMISSIONS AND FINDER’S FEES

With the exception of Capital Technology, Inc., whose services have been retained by Seller, Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that it has not engaged any broker, finder, or agent in connection with the transactions contemplated hereunder and has not incurred any unpaid liability to any broker, finder, or agent for any brokerage fees, finder’s fees, or commissions with respect to such transactions; and each agrees to indemnify the other against any claims asserted against the other for any such fees or commissions by any Person purporting to act or to have acted for or on behalf of the Indemnifying Party. Seller is responsible for any and all obligations to Capital Technology, Inc.

ARTICLE 19

TERMINATION

19.1	Termination.

This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(a) by mutual consent of Seller and Buyer;

(b) by Seller or Buyer by written notice to the other provided that the Party desiring to terminate this Agreement is not in material default of any of its obligations hereunder, if the Closing shall not have occurred on or before August 29, 2003;

(c) by Seller or Buyer if the other Party fails to materially comply with its covenants and obligations in this Agreement; provided that the Terminating Party must give the defaulting Party at least thirty (30) days prior notice of such failure and the failure is not, or cannot be cured before expiration of such thirty (30) day period; or

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(d) Seller may terminate this Agreement by written notice to the Buyer if Seller has not otherwise received approval by the Antitrust Regulatory Authorities for the sale of the Assets by Seller to Buyer within ninety (90) days following the completion of all required filings by the Parties with the Applicable Regulatory Authorities.

19.2	Effect of Termination.

If a Party terminates this Agreement under Section 19.1, then this Agreement shall become null and void and have no effect, except that the agreements contained in these Articles 15, 19, and 20.13 and 20.14 shall survive the termination hereof. Nothing in this Section 19.2 shall relieve either Party from liability as a result of a willful breach of this Agreement.

ARTICLE 20

MISCELLANEOUS

20.1	Entire Agreement; Amendments.

This Agreement and the Related Agreements, including their Exhibits and Schedules, and other writings referred to herein or delivered pursuant hereto which form a part hereof, including, without limitation, the Confidentiality Agreement between Seller and Buyer dated November 29, 2002, contain the entire understanding of the Parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants, or undertakings other than those expressly set forth herein or therein. This Agreement and the Related Agreements supersede any and all prior agreements and understandings between the Parties with respect to the subject matter hereof. This Agreement shall not be amended, altered, or modified except by an instrument in writing duly executed by the Parties hereto.

20.2	Invalidity.

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect, unaffected by the illegal, invalid or unenforceable provision or by its severance

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from this Agreement. In lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

20.3	Effect of Waiver or Consent.

No waiver or consent, express or implied, by any Party to or of any breach or default by any other Party in the performance by such other Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other or subsequent breach or default in the performance by such other Party of the same or any other obligations of such other Party hereunder. Failure on the part of a Party to exercise its rights or to complain of any act of the other Party or to declare the other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitation period has run.

20.4	Limitation on Benefits of this Agreement.

No person or entity other than the Parties hereto (or their respective successors or assigns as permitted hereunder) is or shall be entitled to bring any action to enforce any provision of this Agreement against either of the Parties hereto, and the covenants, undertakings, and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Parties hereto (or their respective successors and assigns as permitted hereunder).

20.5	Notices.

All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by either Party to the other Party pursuant to this Agreement shall be in writing and shall be (i) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid; (ii) transmitted by hand or courier delivery; or (iii) sent by facsimile, addressed in each case as follows:

(i) If to Buyer:	ConocoPhillips Company
600 N. Dairy Ashford
Houston, TX 77079
Attn: Brian Evans
Facsimile: 281-293-3344

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(ii) If to Seller:	Global Energy, Inc.
312 Walnut Street, Suite 2650
Cincinnati, Ohio 45202
Attn: H.H. Graves
Facsimile: 513-621-5947

Each Party may designate by prior notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent. Each notice, demand, request, or communication which shall be mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received for all purposes at such time as it is actually delivered to the appropriate above listed or properly changed address or at such time as delivery is refused upon actual presentation at such address (with the return receipt, the delivery receipt, the affidavit of messenger, or the facsimile answerback being deemed prima facie evidence of such delivery).

20.6	Binding Effect.

Subject to the provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

20.7	Additional Actions and Documents.

Each of the Parties hereby agrees to take or cause to be taken such further actions to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to use all reasonable efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement, whether before, at or after the closing of transactions contemplated by this Agreement, provided that neither Party shall be obligated to make payments or incur obligations to third Parties or governmental agencies in connection therewith except to pay such Party’s reasonable expenses or to pay normal fees to governmental agencies.

20.8	Schedules.

Each Party reserves the right to supplement any schedule to make revisions, corrections, additions or other changes at any time prior to Closing necessary to make such Schedule accurate and complete, provided that (i) any such revisions, corrections, additions or other changes do not have a material adverse impact on the operation or value of the Assets and (ii) the other Party consents to such supplement.

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20.9	Place of Transfer of Title and Possession.

Title to and possession of the Assets as of the Closing shall pass to Buyer in the States of Indiana, Ohio, and Texas.

20.10	Execution in Counterparts.

This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

20.11	Choice of Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles of New York, and applicable United States federal law.

20.12	Publicity.

At all times prior to the Effective Time, Seller and Buyer shall, and shall use their reasonable efforts to cause their Affiliates to, cooperate in the development and distribution of all news releases and other public disclosures relating to the proposed transactions described in this Agreement, and to ensure that no such releases or disclosures are made without prior notice to, and the consent of, the other Party; provided, however, that at all times prior to the Effective Time and after the Effective Time no news release or other disclosure whatsoever may disclose the terms of this Agreement unless both Parties agree to the form and content of such disclosure, each being under no obligation to agree and having the right to withhold agreement for any reason; provided, however, that either Party may make all disclosures which are required under applicable Legal Requirements, including, but not limited to, regulations of the Securities and Exchange Commission with such Party giving the other Party as much advance notice thereof as is feasible.

20.13	Confidentiality.

(a) This Agreement, the Related Agreements, the data and information provided by Seller to Buyer related to the Assets and the sale of the Assets to Buyer, and

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the discussions and negotiations between Seller and Buyer related to this transaction (collectively, “Transaction Information”) are confidential, and Seller and Buyer shall each maintain the confidentiality of the Transaction Information until the Effective Time. Seller and Buyer shall use reasonable efforts not to make disclosure of the Transaction Information to any Person, other than its officers, employees, advisers and representatives (or the Antitrust Regulatory Authorities) to whom such disclosure is necessary or convenient for the completion of the transactions contemplated by this Agreement, or any of the Related Agreements, and except in an arbitration proceeding as described in Article 15 or as may be required by a court of competent jurisdiction. Seller and Buyer shall appropriately notify each officer, employee, adviser and representative to whom any such disclosure is made, that such disclosure is made in confidence and shall be kept in confidence. Nothing herein shall prohibit the Parties from disclosing the Transaction Information as may be required under applicable securities laws or regulations.

(b) Each of Seller and Buyer shall use diligent efforts in accordance with customary and reasonable commercial practice, and at least with the same degree of skill and care that it would manifest in protection of its own confidential information, to protect the Transaction Information.

(c) Each of the Parties shall notify the other promptly, in the event that it becomes aware of the unauthorized possession or use of the Transaction Information (or any part thereof) by any third Person, including any of its officers, employees, advisers or representatives. Seller and Buyer shall cooperate with the other in connection with the other’s efforts to terminate or prevent such unauthorized possession or use of its Transaction Information. The Party which allowed or made the disclosure of Transaction Information to an unauthorized third party shall pay the other’s reasonable out-of-pocket expenses in so cooperating in protecting its Transaction Information, unless the unauthorized possession or use of the Transaction Information resulted from the willful misconduct or gross negligence of the Party otherwise entitled to reimbursement of its expenses.

(d) Each of Seller and Buyer acknowledges that the other will suffer injury for which the other will not have an adequate remedy at law, in the event of a breach of the provisions of this Section 20.13, and that the other shall be entitled to injunctive relief as

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is reasonably necessary to prevent or curtail such breach, whether actual or threatened; provided, that, in no event (including, but not limited to, a willful breach of this Agreement by Seller or Buyer, respectively) shall Seller or Buyer be prevented from exercising all of the rights granted to it hereunder.

(e) Notwithstanding any other provision of this Agreement, the obligations of each of Seller and Buyer to maintain the confidentiality of the Transaction Information (each in such capacity a “Disclosing Party”) shall not apply to any portion of the Transaction Information that:

(i) is or becomes generally available to the public through no fault of the Disclosing Party, including information in the public domain;

(ii) the Disclosing Party receives from a third party without any requirement to keep such information secret;

(iii) the Disclosing Party can prove was in its possession without any obligation of secrecy at the time of its disclosure; or

(iv) the Disclosing Party develops independently of and without reference to or use of the Transaction Information.

(f) Seller acknowledges and agrees that, as of the Effective Time, nothing herein shall restrict the use by Buyer of the Records, the same becoming property of the Buyer as a consequence of the transactions contemplated herein. Except for Records, Buyer shall not use the Transaction Information for any purpose other than the evaluation of the transactions contemplated hereunder.

(g) In the event of any inconsistency between the provisions of this Section 20.13 and the confidentiality provisions of any Related Agreement, the provisions of the Related Agreement shall control with respect to any matters addressed by such Related Agreement.

(h) The provisions of this Section 20.13 shall remain in force for a period of two (2) years from the Effective Time.

(i) If the Closing does not occur, Buyer shall within twenty (20) days after receiving a written request from Seller return to Seller all written Confidential Technical Information which is not a Record, including all photocopies of the same.

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(j) Buyer may from time to time request Seller’s agreement for the disclosure of certain Transaction Information. Buyer anticipates requiring disclosure certain Transaction Information for the discussion of the proposed E-Gas Consortium. Seller shall not unreasonably withhold agreement to such disclosures.

20.14	Costs and Expenses.

Except as expressly provided herein, or in any Related Agreement, each of the Parties to this Agreement, and the Related Agreements, shall bear its own expenses incurred in connection with the negotiation, preparation, execution and Closing of this Agreement, and the Related Agreements, and the transactions provided for hereby and thereby.

20.15	Assignment.

Seller may upon written notice to Buyer transfer or assign any of its rights but not its obligations under this Agreement to an Affiliate of Seller which is directly or indirectly wholly- owned by Seller. Buyer may upon written notice to Seller transfer its rights and obligations under this Agreement to a direct or indirect wholly owned subsidiary of Buyer. Even if consent is obtained, no Party may make an assignment or delegation, above, unless such Party delivers to the other Party hereto such written assumptions, affirmations and/or legal opinions as such other Party may reasonably request to preserve their rights and remedies hereunder, and Seller and Buyer shall remain liable to each other for their respective obligations under this and the related Agreements, notwithstanding any assignment, unless otherwise relieved in writing by the other Party. This Agreement shall inure to the benefit of and will be binding upon the Parties hereto and their respective legal representatives, successors and permitted assigns.

20.16	No Third Party Benefit.

Nothing contained in the Agreement shall be construed to confer any right, benefit or interest upon any Person other than Buyer and Seller and their Affiliates.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers or representatives of Buyer and Seller as of the day and year first above written.

BUYER:	ConocoPhillips Company

	By:	/s/ John Lowe
	Name:	John Lowe
	Title:	Executive Vice President

SELLER:	Global Energy, Inc.

	By:	/s/ H.H. Graves
	Name:	H.H. Graves
	Title:	President and CEO

Gasification Engineering Corporation

	By:	/s/ H.H. Graves
	Name:	H.H. Graves
	Title:	Chairman

Wabash River Energy Ltd.

	By:	/s/ H.H. Graves
	Name:	H.H. Graves
	Title:	Chairman